As filed with the Securities and Exchange Commission on May 21, 2004

Registration No. 333-115107

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

HARKEN ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	95-2841597 (I.R.S. employer identification number)

580 WestLake Park Boulevard, Suite 650

Houston, Texas 77079

(281) 504-4000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Elmer A. Johnston

Vice President, Secretary and

General Counsel

Harken Energy Corporation

580 WestLake Park Boulevard, Suite 650

Houston, Texas 77079

(281) 504-4000

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copy to:

William A. Newman

McGuireWoods LLP

9 West 57th Street, Suite 1620

New York, New York 10019

Approximate date of commencement of proposed sale to the public: From time to time as the selling stockholders may decide.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion. Dated May 21, 2004

PROSPECTUS

[LOGO OF HARKEN ENERGY CORPORATION]

COMMON STOCK

($.01 par value)

We have prepared this prospectus to allow the selling stockholders to sell up to an aggregate of 5,833,333 shares of our common stock. Of the 5,833,333 shares, 3,645,833 shares were issued to the selling stockholders in a private placement and up to 2,187,500 are issuable upon exercise of warrants to purchase our common stock. We will not receive any of the proceeds from the sale of common stock by the selling stockholders.

The selling stockholders have advised us that they will sell the shares from time to time in the open market, on the American Stock Exchange, in privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or otherwise as described under “Plan of Distribution.” We will pay all expenses of registration incurred in connection with this offering, but the selling stockholders will pay all of their selling commission, brokerage fees and related expenses.

Our common stock is traded on the American Stock Exchange under the symbol “HEC.” On May 18, 2004, the closing price of the common stock was $0.67 per share.

Investing in our common stock involves risks. You should carefully consider the risk factors beginning on page 2 prior to investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                , 2004.

No person has been authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof or that the information contained in this prospectus is correct as of any time subsequent to its date.

PROSPECTUS SUMMARY

The following summary highlights information we present more fully elsewhere in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of factors described under the heading “Risk Factors” and elsewhere in this prospectus.

HARKEN ENERGY CORPORATION

Our company explores for, develops and produces oil and gas both domestically and internationally. The majority of our domestic operations include oil and gas exploration, development and production in the onshore and offshore Gulf Coast regions of South Texas and Louisiana. Our international operations are concentrated in Colombia, Peru and Panama.

Our company was incorporated in 1973 in the State of California and reincorporated in 1979 in the State of Delaware. Our principal offices are located at 580 WestLake Park Boulevard, Suite 650, Houston Texas 77079, and our telephone number is (281) 504-4000.

Unless the context otherwise requires, references to “Harken,” “we,” “us,” “our” or the “Company” refer to Harken Energy Corporation and its subsidiaries.

THE OFFERING

Common stock offered by the selling stockholders	5,833,333 shares

Common stock to be outstanding after the offering	199,916,131 shares(1)

Use of proceeds	We will not receive any proceeds from the sale of the shares of common stock offered by this prospectus.

American Stock Exchange Symbol	HEC

(1)	The number of shares of our common stock that are to be outstanding after this offering is based on the number of shares outstanding on April 30, 2004, after giving effect to the exercise of warrants for 2,187,500 for all of the shares included in the registration statement of which this prospectus forms a part.

RECENT DEVELOPMENTS

Private placement of common stock

In February 2004, we issued 3,645,833 shares of our common stock to the two selling stockholders, each of which is an institutional investor. We issued the common stock to the selling stockholders for total proceeds to us of $3.5 million.

In connection with the private placement of our shares to the selling stockholders, we also issued to the selling stockholders warrants for the purchase of up to 2,187,500 additional shares of our common stock. The stockholders may exercise the warrants at an exercise price of $1.056 per share of common stock at any time during a one year period beginning March 8, 2004. The warrants are also subject to a call option, whereby we can call the warrants at a price of $0.05 per warrant provided certain conditions are met, including a condition that the market price of our common stock is equal to or exceeds $1.32 for at least 15 consecutive trading days after March 8, 2004.

Series G4 Convertible Preferred Stock

In April 2004, we issued 77,517 shares of our Series G4 Convertible Preferred Stock in exchange for approximately 1,000 shares of our outstanding Series G1 and 23,000 shares of our Series G-2 Convertible Preferred Stock, with a liquidation value of $100 per share, and $ 2,400,000 in cash. The Series G4 Preferred has a liquidation value of $100 per share, is non-voting and is convertible at the holders’ option into common stock at a conversion price of $2.00 per share, subject to adjustments in certain circumstances. We may, at any time after the registration of the corresponding conversion shares, cause all of the G-4 Shares to be converted into common stock at $2.00 each, if the average closing price of our common stock on the American Stock Exchange during the 20 consecutive calendar days ending not more than five days prior to the giving of the notice to the holders, equals or exceeds $2.20. This target price will be reduced by 10 per cent of the immediately preceding target price in December of each year, commencing December 31, 2004.

The Series G4 Preferred holders shall be entitled to receive, when, as and if declared by the Board of Directors, dividends at an annual rate equal to $8.00 per share. All dividends on the Series G4 Convertible Preferred Stock are payable semi-annually in arrears, payable on June 30 and December 30. The Series G4 Preferred dividend and liquidation rights shall rank junior to all claims of creditors, including holders of outstanding debt securities, but senior to our common stockholders and pari passu to any other series of our preferred stock, unless otherwise provided.

        We may also redeem the Series G4 Preferred in whole or in part for cash at any time at $100 per share plus any accrued and unpaid dividends. In addition, on or after January 1, 2006, we may further elect, in any six month period, to redeem up to 50% of the outstanding Series G4 Preferred with shares of our common stock valued at an average market price, and using a redemption value of the Series G4 Preferred that includes a 5% premium based on our market capitalization at the time of redemption.

Series J Preferred Stock and Warrants

In April 2004, we issued 50,000 shares of our Series J Convertible Preferred Stock and 2,873,563 warrants to purchase our common stock in exchange for $5,000,000 in cash. The Series J Preferred has a liquidation value of $100 per share, is non-voting and is convertible at the holders’ option into common stock at a conversion price of $0.87 per share, subject to adjustments in certain circumstances. We may, at any time after the registration of the corresponding conversion shares, cause all of the J Shares to be converted into common stock at $0.87 each, if the average closing price of our common stock on the American Stock Exchange during the 20 consecutive calendar days ending not more than five days prior to the giving of the notice to the holders, equals or exceeds $1.31.

The Series J Preferred holders shall be entitled to receive dividends at an annual rate equal to 5% per share. All dividends on the Series J Convertible Preferred Stock are payable quarterly in arrears, beginning on September 30, 2004. The Series J Preferred dividend and liquidation rights shall rank junior to all claims of creditors, including holders of outstanding debt securities, but senior to our common stockholders and pari passu to any other series of our preferred stock, unless otherwise provided.

The warrants issued in connection with the Series J Preferred have a term of one (1) year and an exercise price of $0.98. We may call the warrants after effectiveness of the registration statement registering the underlying shares for the warrants and the Series J Preferred if the closing price of our common stock over five (5) consecutive days closes at or above $1.47.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in this prospectus before investing in our common stock. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

RISKS ASSOCIATED WITH OUR FINANCIAL CONDITION:

If we do not continue to meet the listing requirements of the American Stock Exchange, our common stock could be delisted.

The American Stock Exchange requires companies to fulfill certain requirements in order for their shares to continue to be listed. The equity securities of a company may be considered for delisting if the company fails to meet certain financial thresholds, including if the company has sustained losses from continuing operations and/or net losses in its five most recent fiscal years. As of December 31, 2003, we had sustained loses in each of our last five fiscal years. There can be no assurance that we will not report additional losses in the future or that the American Stock Exchange will not delist our common stock. The potential delisting of our common stock could adversely affect our ability to raise capital in the future by issuing common stock or securities convertible into common stock.

We have a history of losses and may suffer losses in the future.

We have reported losses in each of the five fiscal years ended December 31, 2003, including a net loss of approximately $1.0 million for the year ended December 31, 2003. We have reported cumulative net losses of approximately $218 million over the last five fiscal years. Our ability to generate net income is strongly affected by, among other factors, our ability to successfully drill our undeveloped reserves as well as the market price of crude oil and natural gas. During the fourth quarter of 2000, we recorded a writedown of our oil and gas properties of approximately $156 million primarily due to a significant reduction in our proved undeveloped reserves in Colombia following the drilling of a non-productive well. If we are unsuccessful in drilling productive wells or the market price of crude oil and natural gas declines, we may report additional losses in the future. Consequently, future losses may adversely affect our business, prospects, financial condition, results of operations and cash flows.

Our financial condition may suffer if estimates of our oil and gas reserve information are adjusted, and fluctuations in oil and gas prices and other factors affect our oil and gas reserves.

Our oil and gas reserve information is based upon criteria mandated by the Securities and Exchange Commission and reflects only estimates of the accumulation of oil and gas and the economic recoverability of those volumes. Our future production, revenues and expenditures with respect to such oil and gas reserves will likely be different from estimates, and any material differences may negatively affect our business, financial condition and results of operations.

Petroleum engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact manner. Estimates of economically recoverable oil and gas reserves and of future net cash flows necessarily depend upon a number of variable factors and assumptions.

Because all reserve estimates are to some degree subjective, each of the following items may prove to differ materially from that assumed in estimating reserves:

•	the quantities of oil and gas that are ultimately recovered,

•	the production and operating costs incurred,

•	the amount and timing of future development expenditures, and

•	future oil and gas sales prices.

Furthermore, different reserve engineers may make different estimates of reserves and cash flow based on the same available data.

The estimated discounted future net cash flows described in the Notes to our Consolidated Financial Statements for the year ended December 31, 2003 should not be considered as the current market value of the estimated oil and gas reserves attributable to our properties from proved reserves. Such estimates are based on prices and costs as of the date of the estimate, in accordance with SEC requirements, while future prices and costs may be materially higher or lower. Using lower values in forecasting reserves will result in a shorter life being given to producing oil and natural gas properties because such properties, as their production levels are estimated to decline, will reach an uneconomic limit, with lower prices, at an earlier date. There can be no assurance that a decrease in oil and gas prices or other differences in our estimates of our reserve will not adversely affect our financial condition and results of operations.

If estimated discounted future net cash flows decrease, we may be required to take additional writedowns.

We periodically review the carrying value of our oil and gas properties under applicable full-cost accounting rules. These rules require a writedown of the carrying value of oil and gas properties if the carrying value exceeds the applicable estimated discounted future net cash flows from proved oil and gas reserves. Given the volatility of oil and gas prices, it is reasonably possible that the estimated discounted future net cash flows could change in the near term. If oil and gas prices decline in the future, even if only for a short period of time, it is possible that additional writedowns of oil and gas properties could occur. Whether we will be required to take such a charge will depend on the prices for oil and gas at the end of any quarter and the effect of reserve additions or revisions, property sales and capital expenditures during such quarter.

Lyford Investments owns a significant amount of our common stock and exercises significant control over us.

As of April 30, 2004, Lyford Investments beneficially owned approximately 33% of the combined voting power of our outstanding common stock. Lyford Investments is in a position to significantly influence decisions with respect to:

•	our direction and policies, including the election and removal of directors,

•	mergers or other business combinations,

•	the acquisition or disposition of our assets,

•	future issuances of our common stock or other securities,

•	our incurrence of debt, and

•	the payment of dividends, if any, on our common stock, and amendments to our certificate of incorporation and bylaws.

Lyford Investment’s of ownership may also have the effect of delaying, deferring or preventing a future change of control.

RISKS ASSOCIATED WITH MARKET CONDITIONS:

Our stock price is volatile and the value of any investment in our common stock may fluctuate.

Our stock price has been and is highly volatile, and we believe this volatility is due to, among other things:

•	the results of our drilling,

•	current expectations of our future financial performance,

•	commodity prices of oil and natural gas, and

•	the volatility of the market in general.

For example, our common stock price has fluctuated from a high of $8.24 per share to a low of $0.15 per share over the last three years ending December 31, 2003. This volatility may affect the market value of our common stock in the future.

Future sales of our common stock pursuant to outstanding registration statements may affect the market price of our common stock.

In addition to the registration statement of which this prospectus forms a part, there are currently several registration statements with respect to our common stock that are effective pursuant to which certain of our stockholders may sell shares of our common stock. Any such sale of stock may also decrease the market price of our common stock.

Any conversions or redemptions of our 4.25% European Notes, or conversions of our Series G1, Series G2, Series G3, Series G4 and Series J Preferred stock, involving a large issuance of shares could result in a dilution of stockholders’ ownership percentage of our common stock and may result in a decrease in the market value of our common stock. In addition, we may elect to issue a significant number of additional shares of common stock for financing or other purposes, which could result in a decrease in the market price of our common stock.

We have issued shares of preferred stock with greater rights than our common stock and may issue additional shares of preferred stock in the future.

We are permitted under our charter to issue up to 10 million shares of preferred stock. We can issue shares of our preferred stock in one or more series and can set the terms of the preferred stock without seeking any further approval from our common stockholders. Any preferred stock that we issue may rank ahead of our common stock in terms of dividend priority or liquidation premiums and may have greater voting rights than our common stock. At April 30, 2004, we had outstanding 295,372 shares of Series G1 preferred stock, 27,150 shares of Series G2 preferred stock, 39,000 shares of Series G3 preferred stock and 77,517 shares of Series G4 preferred stock and 50,000 shares of Series J preferred stock. These shares of preferred stock have rights senior to our common stock with respect to dividends and liquidation. In addition, such preferred stock may be converted into shares of common stock, which could dilute the value of common stock to current stockholders and could adversely affect the market price of our common stock. Each share of Series G1 preferred stock, Series G2 preferred stock, Series G3 preferred stock, Series G4 preferred stock and Series J preferred stock may be converted into shares of common stock at conversion prices of $12.50, $3.00, $0.50, $2.00 and $0.87 per share of common stock, respectively, for each $100.00 liquidation value of a share of such preferred stock, plus the amount of any accrued and unpaid dividends.

Our domestic operating strategic plan includes the acquisition of additional reserves through business combinations.

Our domestic operations have shifted from primarily an exploration and development focus to an acquisition and exploitation growth strategy, with a reduced emphasis on exploration. We are seeking additional acquisition opportunities to expand our domestic operations and increase our oil and gas reserves in North America. We may not be able to consummate future acquisitions on favorable terms. Additionally, any such future transactions may not achieve favorable financial results. Inherent in any future acquisitions are certain risks, such as the difficulty of assimilating operations and facilities of the acquired business, which could have a material adverse effect on our operating results, particularly during the period immediately following such acquisition.

Future business combinations may also involve the issuance of shares of our common stock, which could have a dilutive effect on stockholders’ percentage ownership. We may not have a sufficient number of authorized shares to issue in any such business combinations and we may need to obtain stockholder approval to authorize additional shares for issuance. Further, the use of shares in business combinations will reduce the number of shares available for the redemption of existing convertible notes and preferred stock.

In addition, acquisitions may require substantial financial expenditures that will need to be financed through cash flow from operations or future debt and equity offerings, and we may not be able to acquire companies or oil and gas properties using our equity as currency. In the case of cash acquisitions, we may not be able to generate sufficient cash flow from operations or obtain debt or equity financing sufficient to fund future acquisitions of reserves.

RISKS ASSOCIATED WITH OUR OPERATIONS:

Oil and gas price fluctuations in the market may adversely affect the results of our operations.

The results of our operations are highly dependent upon the prices received for our oil and natural gas production. Substantially all of our sales of oil and natural gas are made in the spot market, or pursuant to contracts based on spot market prices, and not pursuant to long-term, fixed-price contracts. Accordingly, the prices received for our oil and natural gas production are dependent upon numerous factors beyond our control. These factors include the level of consumer product demand, governmental regulations and taxes, the price and availability of alternative fuels, the level of foreign imports of oil and natural gas and the overall economic environment. Significant declines in prices for oil and natural gas could have a material adverse effect on our financial condition, results of operations and quantities of reserves recoverable on an economic basis. Any significant decline in prices of oil or gas could have a material adverse effect on our financial condition and results of operations. Recently, the price of oil and natural gas has been volatile. For example, during 2002, the price for a bbl of oil ranged from a high of $29.50 to a low of $14.75 and the price for a Mcf of gas ranged from a high of $5.32 to a low of $1.98. During 2003, the price for a bbl of oil ranged from a high of $35.60 to a low of $28.07 and the price for a Mcf of gas ranged from a high of $9.13 to a low of $4.43.

Our operations require significant expenditures of capital that may not be recovered.

We require significant expenditures of capital in order to locate and acquire producing properties and to drill exploratory wells. In conducting exploration and development activities from a particular well, the presence of unanticipated pressure or irregularities in formations, miscalculations or accidents may cause our exploration, development and production activities to be unsuccessful, potentially resulting in abandoning the well. This could result in a total loss of our investment. In addition, the cost and timing of drilling, completing and operating wells is difficult to predict.

The oil and gas we produce may not be readily marketable at the time of production.

Crude oil, natural gas, condensate and other oil and gas products are generally sold to other oil and gas companies, government agencies and other industries. The availability of ready markets for oil and gas that we might discover and the prices obtained for such oil and gas depend on many factors beyond our control, including:

•	the extent of local production and imports of oil and gas,

•	the proximity and capacity of pipelines and other transportation facilities,

•	fluctuating demand for oil and gas,

•	the marketing of competitive fuels, and

•	the effects of governmental regulation of oil and gas production and sales.

Natural gas associated with oil production is often not marketable due to demand or transportation limitations and is often flared at the producing well site. Pipeline facilities do not exist in certain areas of exploration and, therefore, any actual sales of discovered oil and gas might be delayed for extended periods until such facilities are constructed.

We may encounter operating hazards that may result in substantial losses.

We are subject to operating hazards normally associated with the exploration and production of oil and gas, including blowouts, explosions, oil spills, cratering, pollution, earthquakes, labor disruptions and fires. The occurrence of any such operating hazards could result in substantial losses to us due to injury or loss of life and damage to or destruction of oil and gas wells, formations, production facilities or other properties. We maintain insurance coverage limiting financial loss resulting from certain of these operating hazards. We do not maintain full insurance coverage for all matters that may adversely affect our operations, including war, terrorism, nuclear reactions, government fines, treatment of waste, blowout expenses and business interruptions. Losses and liabilities arising from uninsured or underinsured events could reduce our revenues or increase our costs. There can be no assurance that any insurance will be adequate to cover losses or liabilities associated with operational hazards. We cannot predict the continued availability of insurance, or its availability at premium levels that justify its purchase.

Drilling oil and gas wells particularly in certain regions of the United States and foreign countries could be hindered by hurricanes, earthquakes and other weather-related operating risks.

Our operations in the Texas and Louisiana Gulf Coast area and in Colombia, Peru and Panama are subject to risks from hurricanes and other natural disasters. Damage caused by hurricanes, earthquakes or other operating hazards could result in substantial losses to us. We are not covered by insurance for any business interruption resulting from such events and, upon the occurrence of a natural disaster, this lack of coverage could have a material adverse effect on our financial position and results of operations.

We face strong competition from larger oil and gas companies, which could result in adverse effects on our business.

The exploration and production business is highly competitive. Many of our competitors have substantially larger financial resources, staffs and facilities. Our competitors in the United States include numerous major oil and gas exploration and production companies and in Colombia, Peru and Panama include such major oil and gas companies as BP Amoco, Exxon/Mobil, Texaco/Shell and Conoco/Phillips. These major oil and gas companies are often better positioned to obtain the rights to exploratory acreage for which we compete.

Our operations are subject to various litigation that could have an adverse effect on our business.

Presently, various of our subsidiaries are defendants in various litigation matters. The nature of our and our subsidiaries’ operations also expose us to further possible litigation claims in the future. For example, we are currently a party to the following pending proceedings:

•	In December 1999, 420 Energy Investment, Inc. and ERI Investments, Inc. filed a lawsuit against XPLOR Energy, Inc., one of our wholly-owned subsidiaries, in Delaware state court. 420 Energy Investment and ERI Investment allege that they are entitled to appraisal and payment of the fair value of their common stock in XPLOR Energy as of the date XPLOR Energy merged with us.

•	In May 2002, Henry C. Magee III filed a complaint against XPLOR Energy SPV-I, Inc. and XPLOR Energy Operating Company, as the successor in interest to Araxas SPV-I, Inc. and Araxas Exploration, Inc. in the United States District Court for the Eastern District of Louisiana. In his complaint, Henry Magee alleges that Xplor breached a contractual obligation relating to a royalty interest assignment from XPLOR’s predecessor in interest, Araxas Exploration, Inc.

There is risk that any matter in litigation could be adversely decided against us or our subsidiaries, which could have a material adverse effect on our financial condition and results of operations. Litigation is highly costly and the costs associated with defending litigation could also have a material adverse effect on our financial condition.

Compliance with, or breach of, environmental laws can be costly and could limit our operations.

Our operations are subject to numerous, and frequently changing, laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. We own or lease, and have in the past owned or leased, properties that have been used for the exploration and production of oil and gas and these properties and the wastes disposed on these properties may be subject to the Comprehensive Environmental Response, Compensation and Liability Act, the Oil Pollution Act of 1990, the Resource Conservation and Recovery Act, the Federal Water Pollution Control Act and

analogous state laws. Under such laws, we could be required to remove or remediate previously released wastes or property contamination. Laws and regulations protecting the environment have generally become more stringent and, may in some cases, impose “strict liability” for environmental damage. Strict liability means that we may be held liable for damage without regard to whether we were negligent or otherwise at fault. Environmental laws and regulations may expose us to liability for the conduct of or conditions caused by others or for acts that were in compliance with all applicable laws at the time they were performed. Failure to comply with these laws and regulations may result in the imposition of administrative, civil and criminal penalties.

Although we believe that our operations are in substantial compliance with existing requirements of governmental bodies, our ability to conduct continued operations is subject to satisfying applicable regulatory and permitting controls. Our current permits and authorizations and ability to get future permits and authorizations, particularly in foreign countries, may be susceptible, on a going forward basis, to increased scrutiny, greater complexity resulting in increased costs, or delays in receiving appropriate authorizations. In particular, we have experienced and may continue to experience delays in obtaining permits and authorization in Colombia necessary for our operations. We are required to obtain an environmental permit or approval from the governments in Colombia, Peru and Panama prior to conducting seismic operations, drilling a well or constructing a pipeline in such foreign locations. Our operations in foreign countries have been delayed in the past and could be delayed in the future through the process of obtaining an environmental permit. Compliance with these laws and regulations may increase our costs of operations, as well as further restrict our foreign operations.

Our foreign operations involve substantial costs and are subject to certain risks because the oil and gas industries in such countries are less developed.

The oil and gas industries in Colombia, Peru and Panama are not as developed as the oil and gas industry in the United States. As a result, our drilling and development operations in many instances take longer to complete and often cost more than similar operations in the United States. The availability of technical expertise, specific equipment and supplies is more limited in Colombia, Peru and Panama than in the United States. We expect that such factors will continue to subject our international operations to economic and operating risks not experienced in our domestic operations. We follow the full cost method of accounting for exploration and development of oil and gas reserves in which all of our acquisition, exploration and development costs are capitalized. Costs related to the acquisition, holding and initial exploration of oil and gas associated with our contracts in countries with no proved reserves are initially capitalized, including internal costs directly identified with acquisition, exploration and development activities. If we abandon all exploration efforts in a country where no proved reserves are assigned, all acquisition and exploration costs associated with the country are expensed. From time to time, we make assessments as to whether our investment within a country is impaired and whether exploration activities within a country will be abandoned based on our analysis of drilling results, seismic data and other information we believe to be relevant. Due to the unpredictable nature of exploration drilling activities, the amount and timing of impairment expenses are difficult to predict.

If we fail to comply with the terms of certain contracts related to our foreign operations, we could lose our rights under each of those contracts.

The terms of each of the Colombian Association Contracts, the Peruvian Technical Evaluation Agreement and the Panamanian Technical Evaluation Agreement require that we perform certain activities, such as seismic interpretations and the drilling of required wells, in accordance with those contracts and agreements. Our failure to timely perform those activities as required could result in the loss of our rights under a particular contract, which would likely result in a significant loss to us. As of

December 31, 2003, we were in compliance with the requirements of each of the Colombian Association Contracts.

We require significant additional financing for our foreign operations, which financing may not be available.

We anticipate that full development of our existing and future oil and gas discoveries and prospects in Colombia, Peru and Panama may take several years and require significant additional capital expenditures. If we are unable to timely obtain adequate funds to finance these investments, our ability to develop oil and gas reserves in these countries may be severely limited or substantially delayed. Such limitations or delay would likely result in substantial losses.

We anticipate that amounts required to fund our foreign activities, conducted primarily through our ownership of Global Energy Development PLC, which we refer to as “Global,” will be funded from existing cash balances, asset sales, stock issuances, production payments, operating cash flows, third-party financing and from joint venture partners. The exact usage of other future funding sources is unknown at this time, and there can be no assurance that we or Global will have adequate funds available to finance our foreign operations.

Our foreign operations are subject to political, economic and other uncertainties.

Our subsidiary, Global, currently conducts significant operations in Colombia, Peru and Panama and may also conduct operations in other foreign countries in the future. At December 31, 2003, approximately 54% of our proved reserves and 29% of our consolidated revenues were related to Global’s Colombian operations. Exploration and production operations in foreign countries are subject to political, economic and other uncertainties, including:

•	the risk of war, revolution, border disputes, expropriation, renegotiation or modification of existing contracts, import, export and transportation regulations and tariffs resulting in loss of revenue, property and equipment,

•	taxation policies, including royalty and tax increases and retroactive tax claims,

•	exchange controls, currency fluctuations and other uncertainties arising out of foreign government sovereignty over international operations,

•	laws and policies of the United States affecting foreign trade, taxation and investment, and

•	the possibility of being subjected to the jurisdiction of foreign courts in connection with legal disputes and the possible inability to subject foreign persons to the jurisdiction of courts in the United States.

Central and South America have a history of political and economic instability. This instability could result in new governments or the adoption of new policies, laws or regulations that might assume a substantially more hostile attitude toward foreign investment. In an extreme case, such a change could result in termination of contract rights and expropriation of foreign-owned assets. Any such activity could result in a significant loss to us and Global.

Guerrilla activity in Colombia could disrupt or delay Global’s operations, and we are concerned about safeguarding Global’s operations and personnel in Colombia.

Colombia’s 40-year armed conflict between the government and leftist guerrilla groups has escalated in recent years. The current government’s quest for peace was unsuccessful. The breakdown of peace negotiations has resulted in increased military action by the Colombian government directed against the rebel groups operating in Colombia. Unless the parties determine to return to peace negotiations, the military confrontation with the rebel groups is expected to continue. Also, the increased activity of right-wing paramilitary groups, formed in opposition to the left-wing guerilla groups, has contributed to the escalation in violence. The increase in violence has affected business interests in Colombia. Targeting such enterprises as symbols of foreign exploitation, particularly in the North of the country, the rebel groups have attempted to hamper production of hydrocarbons. The cumulative effect of escalation in the armed conflict and the resulting unstable political and security situation has led to increased risks and costs and the downgrading of Colombia’s country risk rating. Global’s oil and gas operations are in areas outside guerrilla control and with the exception of its increased security requirements, our operations continue mostly unaffected, although from time to time, guerilla activity in Colombia has delayed our projects there. This guerilla activity has increased over the last few years, causing delays in the development of our fields in Colombia. Guerilla activity, such as road blockades, has also from time to time slowed our deployment of workers in the field and affected our operations. In addition, guerillas could attempt to disrupt the flow of our production through pipelines. In addition to these security issues, we have also become the subject of media focus in Colombia that may further compromise our security position in the country.

There can be no assurance that attempts to reduce or prevent guerilla activity will be successful or that guerilla activity will not disrupt Global’s operations in the future. There can also be no assurance that Global can maintain the safety of its operations and personnel in Colombia or that this violence will not affect its operations in the future. Continued or heightened security concerns in Colombia could also result in a significant loss to us.

The United States government may impose economic or trade sanctions on Colombia that could result in a significant loss to us.

Colombia is among several nations whose progress in stemming the production and transit of illegal drugs is subject to annual certification by the President of the United States. Although Colombia was so certified in 2003, there can be no assurance that, in the future, Colombia will receive certification or a national interest waiver. The failure to receive certification or a national interest waiver may result in any of the following:

•	all bilateral aid, except anti-narcotics and humanitarian aid, would be suspended,

•	the Export-Import Bank of the United States and the Overseas Private Investment Corporation would not approve financing for new projects in Colombia,

•	United States representatives at multilateral lending institutions would be required to vote against all loan requests from Colombia, although such votes would not constitute vetoes, and

•	the President of the United States and Congress would retain the right to apply future trade sanctions.

Each of these consequences could result in adverse economic consequences in Colombia and could further heighten the political and economic risks associated with our operations there. Any changes in the holders of significant government offices could have adverse consequences on our relationship with the Colombian national oil company and the Colombian government’s ability to control guerrilla activities and could exacerbate the factors relating to our foreign operations discussed above. Any sanctions imposed on Colombia by the United States government could threaten our ability to obtain necessary financing to develop the Colombian properties or cause Colombia to retaliate against us, including by nationalizing our Colombian assets. Accordingly, the imposition of the foregoing economic and trade sanctions on Colombia would likely result in a substantial loss and a decrease in the price of our common stock. There can be no assurance that the United States will not impose sanctions on Colombia in the future or predict the effect in Colombia that these sanctions might cause.

We may suffer losses from exchange rate fluctuations.

We account for our Colombian, Costa Rican, Peruvian and Panamanian operations using the U.S. dollar as the functional currency. The costs associated with our exploration efforts in Colombia, Costa Rica, Peru and Panama have typically been denominated in U.S. dollars. We expect that a substantial portion of our future Colombian revenues may be denominated in Colombian pesos. To the extent that the amount of our revenues denominated in Colombian pesos is greater than the amount of costs denominated in Colombian pesos, we could suffer a loss if the value of the Colombian peso were to drop relative to the value of the U.S. dollar. Any substantial currency fluctuations could have a material adverse effect on our results of operations. In recent years the value of the Colombian peso relative to the U.S. dollar has declined. For example, the average exchange rate for the Colombian peso into U.S. dollars for December 2003 was 0.000356, as compared to an average of 0.000355 for December 2002, 0.000434 for December 2001.

FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking” statements within the meaning of the federal securities laws. The forward-looking information includes statements concerning our outlook for the future, as well as other statements of beliefs, future plans and strategies or anticipated events, and similar expressions concerning matters that are not historical facts. Forward-looking information and statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include those described under “Risk Factors” or in other documents we file with the SEC and incorporate by reference into this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock offered by this prospectus.

CAPITALIZATION

March 31, 2004
Actual
(unaudited)
(in thousands)
Total long-term liabilities and minority interest, less current portion	$14,643
Total Current Liabilities	5,604

Total Debt	$20,247

Stockholders’ equity:
Series G1 Preferred stock, $1.00 par value; $100 liquidation value; 700,000 shares authorized; 296,372 shares outstanding	296
Series G2 Preferred Stock, $1.00 par value; $100 liquidation value; 100,000 shares authorized; 50,150 shares outstanding	50
Series G3 Preferred Stock, $1.00 par value; $100 liquidation value; 150,000 shares authorized; 59,000 shares outstanding	59
Common stock, $0.01 par value; 275,000,000 shares authorized; 194,299,885 shares issued	1,943
Additional paid-in capital	436,069
Accumulated deficit	(377,462)
Accumulated other comprehensive income	119
Treasury stock, at cost, 605,700 shares	(1,452)

Total stockholders’ equity	$59,622

Total capitalization	$79,869

Subsequent to March 31, 2004 we issued 77,517 shares of our Series G4 Convertible Preferred Stock in exchange for approximately 1,000 shares of our outstanding Series G1 and 23,000 shares of our G-2 Convertible Preferred Stock and $2,400,000 cash. We also issued, subsequent to March 31, 2004, 50,000 shares of our Series J Preferred Stock and 2,873,563 warrants in exchange for $5,000,000 cash. Both of these transactions increased total capitalization by approximately $7.4 million.

BUSINESS

We are engaged in oil and gas exploration, development and production operations both domestically and internationally through our various subsidiaries. The majority of our domestic operations presently include oil and gas exploration, development and production operations in the onshore and offshore Gulf Coast regions of South Texas and Louisiana. Our international operations during the year ended December 31, 2003 included three exclusive Association Contracts with the state-owned oil company in the Republic of Colombia and Technical Evaluation Agreements covering acreage in Peru and Panama.

We were incorporated in 1973 in the state of California and reincorporated in 1979 in the state of Delaware. Our principal offices are located at 580 WestLake Park Blvd., Suite 650, Houston, Texas 77079, and our telephone number is (281) 504-4000.

We divide our operations into two operating segments which are managed and evaluated as separate operations. Our North American operating segment currently consists of our exploration, development, production and acquisition efforts in the United States. In the first quarter of 2004, we established Gulf Energy Management, Company, a wholly-owned subsidiary, to manage our domestic operations held through our other domestic wholly-owned subsidiaries. Our Middle American operating segment currently consists of our exploration, development, production and acquisition efforts in Colombia, Peru and Panama as well as potential future operations elsewhere in Central America and South America. All of the Middle American operating revenues during 2003 have been generated from Colombian operations.

North American Exploration and Production Operations

During the three years ended December 31, 2003, we have drilled or participated in the drilling of 33 oil and gas wells domestically, completing 24 of the wells drilled. Our domestic drilling activity increased following the August 1999 acquisition of XPLOR Energy, Inc., a wholly-owned subsidiary, and the December 1999 acquisition of prospects from Benz Energy, whereby we acquired a variety of domestic prospect acreage within its Texas and Louisiana Gulf Coast area of emphasis. Over the past several years, we have capitalized on the higher product prices by selling certain non-strategic producing properties and mineral interests, most of which were outside of our Gulf Coast operating focus. Such producing property and mineral interest sales during the three years ended December 31, 2003, generated cash proceeds of approximately $24 million, which was used in part to support our exploration and development activities and repay debt obligations.

During 2003, we minimized our drilling activity in order to conserve capital resources to repurchase convertible debt obligations pursuant to a capital restructuring plan. In May 2003, we retained Petrie Parkman and Co., Inc. to evaluate our domestic oil and gas assets and to make recommendations to maximize their value. Following the conclusion of Petrie Parkman and Co., Inc’s evaluation and as of December 12, 2003, we and certain of our wholly-owned subsidiaries sold the majority of our oil and gas properties located in the Panhandle region of Texas for a gross sales price of approximately $7 million, subject to certain adjustments. We considered the Panhandle assets as non-core assets since the majority of our domestic reserves and productions were located along the Gulf Coast regions of Texas and Louisiana. Our Gulf Coast assets are primarily natural gas. In December 2003, we used approximately $4 million of the Panhandle asset sales proceeds to repay all outstanding principal and interest under, and terminate our credit facility with Guaranty Bank FSB.

Middle American Exploration and Development Operations—Colombia

At December 31, 2003, Global held, through Harken de Colombia, Ltd., a wholly-owned subsidiary of Global, three exclusive Association Contracts with Empresa Colombiana de Petroleos (referred to as “Ecopetrol”), the state-owned Colombian oil company. A fourth Association Contract with Ecopetrol covering the Cajero Contract area was terminated in August 2003. Global has proved reserves attributable to each of its three Association Contracts, the Alcaravan, Bolivar and Bocachico Contracts. In the Alcaravan Contract, Global has proved reserves in the Palo Blanco and Anteojos fields. In the Bolivar Contract, Global has proved reserves in the Buturama field. In the Bocachico Contract, Global has proved reserves in the Rio Negro field. Ecopetrol, which purchases all of Global’s crude oil production, individually accounted for 29% of our consolidated revenues in each of 2002 and 2003.

Middle American Operations—Peru

In April 2001, Global, through a wholly-owned subsidiary, signed a Technical Evaluation Agreement with PeruPetro, the national oil company of Peru. The Peru Technical Evaluation Agreement covers an area of approximately 6.8 million gross acres in northeastern Peru. Under the terms of the Peru Technical Evaluation Agreement, Global has the option to convert the Peru Technical Evaluation Agreement to a seven year exploration contract, with a twenty-two year production period. Terms of the Peru Technical Evaluation Agreement allow Global to conduct a study of the area that will include the reprocessing of seismic data and evaluation of previous well data. In April 2003, Global received an extension from Perupetro of the Peru TEA to July 2003. Prior to the expiration of the Peru TEA in July 2003, Global exercised its option under the Peru TEA and entered into negotiations with Perupetro for a production sharing contract. All work requirements under the Peru TEA were satisfied prior to its expiration. As of March 25, 2004, the negotiations with Perupetro for a production sharing contract were still in progress.

Middle American Operations—Panama

In September 2001, Global, through a wholly-owned subsidiary, signed a Technical Evaluation Agreement with the Ministry of Commerce and Industry for the Republic of Panama. The Panama Technical Evaluation Agreement covered an area of approximately 1.4 million gross acres divided into three blocks in and offshore Panama. Under the terms of the Panama Technical Evaluation Agreement, Global performed certain work program procedures and studies and submitted them to the Panamanian government. The Panama Technical Evaluation Agreement provided Global with an option to negotiate and enter into one or more Contracts for the Exploration and Exploitation of Hydrocarbons with the Ministry of Commerce and Industry. Global completed all of its obligations under the Panama Technical Evaluation Agreements and exercised its option to negotiate an Exploration and Exploitation Contract. As of March 25, 2004, the negotiations with the Panamanian government are still in progress.

Middle American Exploration and Development Operations—Costa Rica

Under the terms of an Exploration and Production Concession contract with the Republic of Costa Rica, Global, through an investment in Harken Costa Rica Holdings, owns an interest in approximately 1.4 million acres in the North and South Limon Back Arc Basin onshore and offshore Costa Rica. Global’s participation in Costa Rica is structured whereby a wholly-owned subsidiary owns a 40% share of the stock of Harken Costa Rica Holdings, with an affiliate of MKJ Xploration, Inc. owning the remaining stock of Harken Costa Rica Holdings. MKJ Xploration is the operator of Harken Costa Rica Holdings and the Costa Rica Contract.

Other Middle American Operations

Global is committed to broadening its exploration efforts internationally, in addition to its existing operations in Colombia, Peru and Panama. Global’s operational experience in those areas may enable Global to expand its exploration efforts elsewhere in Latin America or elsewhere. Global’s business strategy is to focus on improvement of its cash flow by increasing its daily production volumes as well as to develop energy projects and to aggregate international assets through strategic acquisitions and alliances.

The following table shows, for the periods indicated, operating information attributable to our oil and gas interests:

SELLING STOCKHOLDERS

The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the shares of common stock issued in the private placement or to be issued upon exercise of the warrants held by the selling stockholders.

The table below sets forth the name of the selling stockholder and the number of shares of common stock that each selling stockholder may offer pursuant to this prospectus. Unless set forth below, to our knowledge, none of the selling stockholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates.

The selling stockholders may from time to time offer and sell any or all of the shares under this prospectus.

Name and Address of Beneficial Owner	Shares Beneficially Owned Before the Offering		Number of Shares Being Offered Number	Shares Beneficially Owned After The Offering (1)
	Number	Percent(2)	Number	Number	Percent(2)
Elliott International, L.P. c/o Elliott Management Corporation 712 Fifth Avenue, 36th Floor New York, New York 10019	3,500,000	1.77%	3,500,000	0	*

Elliott Associates, L.P. c/o Elliott Management Corporation 712 Fifth Avenue, 36th Floor New York, New York 10019	2,333,333	1.18%	2,333,333	0	*

*	Less than 1.0%
(1)	Assumes all shares of common stock offered hereby are sold.
(2)	Based on the number of shares outstanding on April 30, 2004.

DESCRIPTION OF CAPITAL STOCK

General

The following descriptions are summaries of material terms of our common stock, preferred stock, certificate of incorporation and amended and restated bylaws. This summary is qualified by reference to our restated certificate of incorporation and amended and restated bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part, and by the provisions of applicable law.

Our authorized capital stock consists of 275,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $1.00 per share. Of the 10,000,000 shares of preferred stock, 700,000 shares have been designated Series G1 Convertible Preferred Stock, 100,000 shares have been designated Series G2 Convertible Preferred Stock, 150,000 shares have been designated Series G3 Convertible Preferred Stock, 150,000 shares have been designated Series G4 Convertible Preferred Stock and 65,000 shares have been designated Series J Convertible Preferred Stock. As of December 31, 2003, there were 185,405,471 shares of common stock outstanding, and there were 325,312 shares of Series G1 Preferred Stock, 61,650 of series G2 Preferred Stock and 76,700 shares of Series G3 Preferred Stock issued and outstanding.

Common Stock

Each share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders. At all elections of directors, the stockholders have cumulative voting rights. Accordingly, each stockholder may cast as many votes as equal to the number of shares of stock held multiplied by the number of directors to be elected and may cumulate those votes for a single director or distribute those votes among the directors to be voted for. Any stockholder who intends to cumulate votes must give written notice of that intention to the secretary on the day before the vote. All stockholders may cumulate votes if any stockholder gives written notice of that intention. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of our common stock are entitled to dividends when, as and if declared by our board of directors out of funds legally available for that purpose. If we are liquidated, dissolved or wound up, the holders of our common stock will be entitled to a pro rata share in any distribution to stockholders, but only after satisfaction of all of our liabilities and of the prior rights of any outstanding series of our preferred stock. The common stock has no preemptive or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of our common stock are fully paid and nonassessable.

Preferred Stock

Our board of directors has the authority, without stockholder approval, to issue shares of preferred stock from time to time in one or more series, and to fix the number of shares and terms of each such series. The board may determine the designation and other terms of each series, including:

•	dividend rates,

•	redemption rights,

•	liquidation rights,

•	sinking fund provisions,

•	conversion rights,

•	voting rights, and

•	any other designations, preferences, rights, qualifications, limitations, or restrictions.

Series G1 Preferred Stock

In October 2000, our board of directors authorized the issuance of up to 700,000 shares of Series G1 Convertible Preferred Stock. The Series G1 Preferred, which were issued in October 2000, have a liquidation value of $100 per share, are non-voting, and are convertible at the holder’s option into our common stock at a conversion price of $12.50 per share, subject to adjustment in certain circumstances. The Series G1 Preferred are also convertible by us into shares of our common stock if for any period of twenty consecutive trading days, the average of the closing prices of our common stock during such period shall have equaled or exceeded a specific price ranging from $8.10 to 13.75, based on the date of conversion.

Holders of the Series G1 Preferred holders are entitled to receive dividends at an annual rate equal to $8 per share when, as and if declared by our board of directors. All dividends on the Series G1 Preferred are cumulative and payable semi-annually in arrears, payable on June 30 and December 30. At our option, dividends may also be payable in common stock valued at $12.50 per share. The Series G1 Preferred dividend and liquidation rights shall rank junior to all claims of creditors, including holders of outstanding debt securities, but senior to our common stockholders and to any subsequent series of our preferred stock, unless otherwise provided, except for the Series G2 Preferred, which shall rank equal to the Series G1 Preferred. As of December 31, 2002, we had accrued approximately $6.3 million of dividends in arrears related to the Series G1 Preferred stock, approximately $15.62 per share of such preferred stock outstanding. During 2002, our board of directors declared that a dividend be paid on all accrued and unpaid dividends as of December 31, 2002 payable to holders of our Series G1 Preferred and Series G2 Preferred, such dividend to be paid with shares of our common stock. As of the record date for the dividends, December 26, 2002, there were 402,688 shares of Series G1 Preferred outstanding. In January 2003, a total of 586,755 shares of our common stock were paid to holders of Series G1 Preferred.

As of December 31, 2003, we had accrued approximately $2.6 million of dividends in arrears related to the Series G1 Preferred stock, approximately $8.00 per share of such preferred stock outstanding. During 2003, our board of directors declared that a dividend be paid on all accrued and unpaid dividends as of December 31, 2003 payable to holders of Series G1 Preferred and Series G2 Preferred, such dividend to be paid with shares of common stock. As of the record date for such dividends, December 30, 2003, there were 325,312 shares of Series G1 Preferred outstanding. During January and February 2004, a total of approximately 208,000 shares of common stock were paid to holders of Series G1 Preferred.

We may also redeem the Series G1 Preferred in whole or in part for cash at any time at $100 per share plus any accrued and unpaid dividends. In addition, on or after June 1, 2004, we may further elect, in any six-month period, to redeem up to 50% of the outstanding Series G1 Preferred with shares of our common stock valued at an average market price, and using a redemption value of the Series G1 Preferred that includes a 5% to 10% premium based on our market capitalization at the time of redemption.

During 2001, holders of 48,048 shares of Series G1 Preferred stock elected to exercise their conversion option, and such holders were issued 415,053 shares of common stock. In 2002, holders of 24,279 shares of Series G1 Preferred stock elected to exercise their conversion option, and such holders were issued 219,862 shares of common stock. During June 2002, we received 13,000 shares of Series G-1 Preferred stock along with cash in exchange for 7% European Notes.

During 2002 and 2003, we repurchased 6,000 shares and 5,395 shares, respectively, of Series G1 Preferred stock held by a related party in consideration for certain financial and transaction consulting services.

In 2003, holders of 23,581 shares of Series G1 Preferred stock elected to exercise their conversion option, and such holders were issued 198,153 shares of common stock. During May 2003, we received 31,350 shares of Series G-1 Preferred stock along with cash in exchange for the issuance of 92,700 shares of Series G-3 Preferred Stock, including commissions. Also in 2003, we received 17,050 shares of Series G-1 Preferred stock along with cash in exchange for 7% European Notes and the Waverley Note.

Series G2 Preferred Stock

In July 2001, we issued 95,800 shares of Series G2 Preferred. The Series G2 Preferred have a liquidation value of $100 per share, are non-voting, and are convertible at the holder’s option into our common stock at a conversion price of $3.00 per share, subject to adjustment in certain circumstances. The Series G2 Preferred are also convertible by us into shares of our common stock if for any period of twenty consecutive calendar days, the average of the closing prices of our common stock during such period shall have equaled or exceeded $3.75 per share.

The Series G2 Preferred holders are entitled to receive dividends at an annual rate equal to $8 per share when, as and if declared by our board of directors. All dividends on the Series G2 Preferred are cumulative and payable semi-annually in arrears, payable on June 30 and December 30. At our option, dividends may also be payable in our common stock at $3.00 per share of common stock. The Series G2 Preferred dividend and liquidation rights rank junior to all claims of creditors, including holders of outstanding debt securities, but senior to our common stockholders and to any subsequent series of our preferred stock, unless otherwise provided. The Series G2 Preferred rank equal to the Series G1 Preferred. At December 31, 2002, we had accrued approximately $1,080,000 of dividends in arrears related to the Series G2 Preferred stock, approximately $11.59 per share of such preferred stock outstanding. During 2002, our board of directors declared that a dividend be paid on all accrued and unpaid dividends payable as of December 31, 2002 to holders of Series G1 Preferred and Series G2 Preferred, such dividend to be paid with shares of common stock. As of the record date for the dividends, December 26, 2002, there were 93,150 shares of Series G2 Preferred outstanding. In January 2003, a total of 360,010 shares of common stock were paid to holders of Series G2 Preferred.

At December 31, 2003, we had accrued approximately $493,000 of dividends in arrears related to the Series G2 Preferred stock, approximately $8.00 per share of such preferred stock outstanding. During 2003, our board of directors declared that a dividend be paid for all accrued and unpaid dividends payable as of December 31, 2003 to holders of Series G1 Preferred and Series G2 Preferred, such dividend to be paid with shares of common stock. As of the record date for such dividends, December 30, 2003, there were 61,650 shares of Series G2 Preferred outstanding. During January and February 2004, a total of approximately 164,000 shares of common stock were issued to holders of Series G2 Preferred.

We may also redeem the Series G2 Preferred in whole or in part for cash at any time at $100 per share plus any accrued and unpaid dividends. In addition, on or after June 1, 2004, we may further elect, in any six month period, to redeem up to 50% of the outstanding Series G2 Preferred with shares of our common stock valued at an average market price, and using a redemption value of the Series G2 Preferred that includes a 5% to 10% premium based on our market capitalization at the time of redemption.

During 2002, holders of 2,150 shares of G2 Preferred stock elected to exercise their conversion option, and such holders were issued 75,598 shares of common stock. In 2003, holders of 31,500 shares of G2 Preferred stock elected to exercise their conversion option, and such holders were issued approximately 1.1 million shares of common stock.

Series G3 Preferred Stock

In May 2003, we issued 92,700 shares of our Series G3 Convertible Preferred Stock in exchange for approximately 31,350 shares of our outstanding Series G1 Convertible Preferred Stock, with a liquidation value of $100 per share, and $6,000,000 in cash. The Series G3 Preferred has a liquidation value of $100 per share, is non-voting and is convertible at the holders’ option into common stock at a conversion price of $0.50 per share, subject to adjustments in certain circumstances. The Series G3 Preferred is also convertible by us into shares of common stock if for any period of twenty consecutive calendar days, the average of the closing prices of our common stock during such period shall have equaled or exceeded $0.625 per share. In May 2003, Harken issued 92,700 shares of the Series G3 Preferred in exchange for approximately 31,350 shares of Harken’s outstanding Series G1 Convertible Preferred Stock, including commissions, with a liquidation value of $100 per share, and $6 million in cash.

The Series G3 Preferred holders shall be entitled to receive dividends at an annual rate equal to $3.50 per share. All dividends on the Series G3 Convertible Preferred Stock are payable semi-annually in arrears, payable on June 30 and December 31, commencing December 31, 2003. The Series G3 Preferred dividend and liquidation rights shall rank junior to all claims of creditors, including holders of outstanding debt securities, but senior to our common stockholders and pari passu to any other series of our preferred stock, unless otherwise provided. We had approximately $144,000 of accrued dividends related to the Series G3 Preferred stock at December 31, 2003 prior to paying those dividends in cash.

We may also redeem the Series G3 Preferred in whole or in part for cash at any time at $100 per share plus any accrued and unpaid dividends. In addition, on or after June 30, 2006, we may further elect, in any six month period, to redeem up to 50% of the outstanding Series G3 Preferred with shares of our common stock valued at an average market price, and using a redemption value of the Series G3 Preferred that includes a 5% to 10% premium based on our market capitalization at the time of redemption.

During 2003, holders of 16,000 shares of Series G3 Preferred stock elected to exercise their conversion option, and such holders were issued a total of approximately 3.2 million shares of common stock. Also, in 2003, we exchanged 2,700 shares of Series G3 Preferred stock in receipt of 1,350 shares of Series G1 Preferred stock in payment of financial transaction services to a non-related party for the placement of the Series G3 Preferred series.

Series G4 Preferred Stock

In April 2004, we issued 77,517 shares of our Series G4 Convertible Preferred Stock in exchange for approximately 1,000 shares of our outstanding Series G1 and 23,000 shares of our Series G-2 Convertible Preferred Stock, with a liquidation value of $100 per share, and $ 2,400,000 in cash. The Series G4 Preferred has a liquidation value of $100 per share, is non-voting and is convertible at the holders’ option into common stock at a conversion price of $2.00 per share, subject to adjustments in certain circumstances. We may, at any time after the registration of the corresponding conversion shares, cause all of the G-4 Shares to be converted into common stock at $2.00 each, if the average closing price of our common stock on the American Stock Exchange during the 20 consecutive calendar days ending not more than five days prior to the giving of the notice to the holders, equals or exceeds $2.20. This target price will be reduced by 10 percent of the immediately preceding target price in December of each year, commencing December 31, 2004.

The Series G4 Preferred holders shall be entitled to receive, when, as and if declared by the Board of Directors, dividends at an annual rate equal to $8.00 per share. All dividends on the Series G4 Convertible Preferred Stock are payable semi-annually in arrears, payable on June 30 and December 30.

The Series G4 Preferred dividend and liquidation rights shall rank junior to all claims of creditors, including holders of outstanding debt securities, but senior to our common stockholders and pari passu to any other series of our preferred stock, unless otherwise provided.

We may also redeem the Series G4 Preferred in whole or in part for cash at any time at $100 per share plus any accrued and unpaid dividends. In addition, on or after January 1, 2006, we may further elect, in any six month period, to redeem up to 50% of the outstanding Series G4 Preferred with shares of our common stock valued at an average market price, and using a redemption value of the Series G4 Preferred that includes a 5% premium based on our market capitalization at the time of redemption.

Series J Preferred Stock and Warrants

In April 2004, we issued 50,000 shares of our Series J Convertible Preferred Stock and 2,873,563 warrants to purchase our common stock in exchange for $5,000,000 in cash. The Series J Preferred has a liquidation value of $100 per share, is non-voting and is convertible at the holders’ option into common stock at a conversion price of $0.87 per share, subject to adjustments in certain circumstances. We may, at any time after the registration of the corresponding conversion shares, cause all of the J Shares to be converted into common stock at $0.87 each, if the average closing price of our common stock on the American Stock Exchange during the 20 consecutive calendar days ending not more than five days prior to the giving of the notice to the holders, equals or exceeds $1.31.

The Series J Preferred holders shall be entitled to receive dividends at an annual rate equal to 5% per share. All dividends on the Series J Convertible Preferred Stock are payable quarterly in arrears, beginning on September 30, 2004. The Series J Preferred dividend and liquidation rights shall rank junior to all claims of creditors, including holders of outstanding debt securities, but senior to our common stockholders and pari passu to any other series of our preferred stock, unless otherwise provided.

The warrants issued in connection with the Series J Preferred have a term of one (1) year and an exercise price of $0.98. We may call the warrants after effectiveness of the registration statement registering the underlying shares for the warrants and the Series J Preferred if the closing price of our common stock over five (5) consecutive days closes at or above $1.47.

Anti-Takeover Effects Of Delaware Laws And Our Charter And Bylaw Provisions

Certificate of Incorporation and Bylaws. Certain provisions in our Certificate of Incorporation and Bylaws summarized below may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

Our Certificate of Incorporation and Bylaws contain provisions that:

•	permit us to issue, without any further vote or action by the stockholders, up to 10,000,000 shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting powers (if any) of the shares of the series, and the preferences and relative, participating, optional and other special rights, if any, and any qualification, limitations or restrictions, of the shares of such series; and

•	limit stockholders’ ability to call special meetings.

The foregoing provisions of our Certificate of Incorporation and Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

Delaware Takeover Statute. We are subject to Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any “business combination” (as defined below) with any “interested stockholder” (as defined below) for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) on consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 of the Delaware General Corporation Law defines “business combination” to include: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

Limitation On Liability Of Directors

Our certificate of incorporation and by-laws indemnify our directors to the fullest extent permitted by the Delaware General Corporation Law. The Delaware laws permit a corporation to limit or eliminate a director’s personal liability to the corporation or the holders of its capital stock for breach of duty. This limitation is generally unavailable for acts or missions by a director which were (i) in bad faith, (ii) were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated or (iii) involved a financial profit or other advantage to which such director was not legally entitled. The Delaware laws also prohibit limitations on director liability for acts or omissions which resulted in a violation of a statute prohibiting certain dividend declarations, certain payments to stockholders after dissolution and particular types of loans. The effect of these provisions is to eliminate the rights of our company and our stockholders (through stockholders’ derivative suits on behalf of our company) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from grossly negligent behavior), except in the situations described above. These provisions will not limit the liability of directors under the federal securities laws of the United States.

Stockholder Rights Plan

Each share of common stock includes one right to purchase from us one one-thousandth of a share of Series E Junior Participating Preferred Stock at a price of $35.00 per unit, subject to adjustment. The rights are issued pursuant to a rights agreement between us and ChaseMellon Shareholder Services L.L.C., as rights agent. We have summarized selected portions of the rights agreement and the rights below. For a complete description of the rights, we encourage you to read the summary below and the rights agreement, which we have filed as an exhibit to the registration statement of which this prospectus is a part.

The rights are evidenced by the certificates representing our currently outstanding common stock and all common stock certificates we issue prior to the “distribution date”. That date will occur, except in some cases, on the earlier of:

•	ten days following a public announcement that a person or group of affiliated or associated persons, who we refer to collectively as an “acquiring person”, has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of our common stock, or

•	ten business days following the start of a tender offer or exchange offer that would result in a person becoming an acquiring person. Our board of directors may defer the distribution date in some circumstances. Also, some inadvertent acquisitions of our common stock will not result in a person becoming an acquiring person if the person promptly divests itself of sufficient common stock.

Until the distribution date:

•	common stock certificates will evidence the rights,

•	the rights will be transferable only with those certificates,

•	new common stock certificates will contain a notation incorporating the rights agreement by reference, and

•	the surrender for transfer of any common stock certificate will also constitute the transfer of the rights associated with the common stock represented by the certificate.

The rights are not exercisable until the distribution date and will expire at the close of business on April 6, 2008, unless we redeem or exchange them at an earlier date as described below or we extend the expiration date prior to April 6, 2008.

As soon as practicable after the distribution date, the rights agent will mail certificates representing the rights to holders of record of common stock as of the close of business on the distribution date. From that date on, only separate rights certificates will represent the rights. We will issue rights with all shares of common stock issued prior to the distribution date. We will also issue rights with shares of common stock issued after the distribution date in connection with some employee benefit plans or upon conversion of some securities. Except as otherwise determined by our board of directors, we will not issue rights with any other shares of common stock issued after the distribution date.

Shares of preferred stock purchasable upon exercise of the rights will not be redeemable. Each share of preferred stock will be entitled, when and if declared, to a minimum preferential quarterly dividend payment of $10.00 per share but will be entitled to an aggregate dividend of 1,000 times the dividend declared per share of common stock. In the event of our liquidation, dissolution or winding up, the holders of the preferred stock will be entitled to a minimum preferential liquidation payment of $1,000.00 per share (plus any accrued but unpaid dividends) but will be entitled to an aggregate payment of 1,000 times the payment made per share of common stock. Each share of preferred stock will have 1,000 votes, voting together with the common stock. Finally, in the event of any merger, consolidation or other transaction in which outstanding shares of common stock are converted or exchanged, each share of preferred stock will be entitled to receive 1,000 times the amount received per share of common stock. These rights are protected by customary antidultion provisions.

Because of the nature of the preferred stock’s dividend, liquidation and voting rights, the value of the one one-thousandth interest in a share of preferred stock purchasable upon exercise of each right should approximate the value of one share of common stock.

In the event that any person or group of affiliated or associated persons becomes an acquiring person, each holder of a right, other than rights beneficially owned by the acquiring person (which will become void), will thereafter have the right to receive upon exercise of a right that number of shares of common stock having a market value of two times the exercise price of the right.

In the event that, after a person or group has become an acquiring person, we are acquired in a merger or other business combination transaction or 50% or more of our consolidated assets or earning power are sold, proper provisions will be made so that each holder of a right (other than rights beneficially owned by an acquiring person) will have the right to receive upon the exercise of a right that number of shares of common stock of the person with whom we have engaged in the foregoing transaction (or its parent) which at the time of such transaction have a market value of two times the exercise price of the right.

At any time after any person or group becomes an acquiring person and prior to the earlier of one of the events described in the pervious paragraph or the acquisition by such acquiring person of 50% or more of the outstanding shares of common stock, the board of directors may exchange the rights (other than rights owned by the acquiring person), in whole or in part, for shares of common stock or preferred stock (or a series of preferred stock having equivalent rights, preferences and privileges), at an exchange ratio of one share of common stock, or a fractional share of preferred stock (or other preferred stock) equivalent in value thereto, per right.

With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least 1% in that purchase price. No fractional shares of preferred stock or common stock will be issued (other than fractions of preferred stock which are integral multiples of one one-thousandth of a share of preferred stock, which may, at our election, be evidenced by depositary receipts), and in lieu thereof an adjustment in cash will be made based on the current market price of the preferred stock or the common stock.

At any time until the time a person becomes an acquiring person, we may redeem the rights in whole, but not in part, at a price of $.01 per right, payable, at our option, in cash, shares of common stock or such other consideration as our board of directors may determine. Upon such redemption, the rights will terminate and the only right of the holders of rights will be to receive the $.01 redemption price.

Until a right is exercised, a holder of rights will have no rights to vote or receive dividends or any other rights as a stockholder of our common stock. Stockholders may, depending upon the circumstances, recognize taxable income in the event that the rights become exercisable for our common stock, or other consideration, or for the common stock of the acquiring company or are exchanged as described above.

ChaseMellon Shareholder Services serves as rights agent with regard to the rights.

The rights will have anti-takeover effects. They will cause substantial dilution to any person or group that attempts to acquire us without the approval of our board of directors. As a result, the overall effect of the rights may be to make more difficult or discourage any attempt to acquire us even if such acquisition may be favorable to the interests of our stockholders. Because our board of directors can redeem the rights or approve a permitted offer, the rights should not interfere with a merger or other business combination approved by our board of directors.

PLAN OF DISTRIBUTION

We are registering the common stock covered by this prospectus on behalf of the selling stockholders. As used herein, “selling stockholders” include donees and pledgees selling shares received from a named selling stockholder after the date of this prospectus. We will bear all costs, expenses and fees in connection with the registration of the common stock offered hereby. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares of common stock will be borne by the selling shareholders.

The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

•	block trades in which the broker dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker dealer as principal and resale by the broker dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales created after the date of this prospectus;

•	broker dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. Broker dealers engaged by the selling stockholders may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the selling stockholders (or, if any broker dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholder may from time to time pledge or grant a security interest in some or all of the shares or common stock or warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that none of them have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, which requires us to file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document that we file at the Public Reference Room of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. You may also inspect our filings at the regional offices of the Securities and Exchange Commission or over the Internet at the Securities and Exchange Commission’s website at http://www.sec.gov. Our common shares are listed on the American Stock Exchange under the symbol “HEC.” Our reports, proxy statements and other information may also be obtained from the American Stock Exchange.

The Securities and Exchange Commission allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supercede this information. We incorporate by reference the documents listed below and any future filings made with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities that we have registered under the registration statement of which this prospectus forms a part:

•	Annual Report on Form 10-K for the year ended December 31, 2003,

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, and

•	Current Report on Form 8-K filed on April 29, 2004.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Secretary and General Counsel

Harken Energy Corporation

580 WestLake Park Boulevard, Suite 650

Houston, Texas 77079

LEGAL MATTERS

Certain matters with respect to the validity of the shares of common stock offered hereby will be passed upon for us by McGuireWoods LLP, New York, New York.

EXPERTS

The consolidated financial statements of Harken Energy Corporation as of December 31, 2003 and for the year then ended incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the period set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Harken Energy Corporation at December 31, 2002 and for each of the two years in the period ended December 31, 2002, appearing in Harken Energy Corporation’s Annual Report on Form 10-K for the year ended December 31, 2003, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Our oil and gas reserves in United States have been reviewed by our independent reserve engineers, Netherland, Sewell & Associates, Inc., as stated in their report thereon. Harken’s disclosures of its domestic oil and gas reserves included in this Form 10-K for the year ending December 31, 2003, have been presented in reliance upon the authority of such firm as experts in petroleum engineering.

Our oil and gas reserves in Colombia have been reviewed by our independent reserve engineers, Ryder Scott Company., as stated in their report thereon. Harken’s disclosures of its domestic oil and gas reserves in Colombia included in this Form 10-K for the year ending December 31, 2003, have been presented in reliance upon the authority of such firm as experts in petroleum engineering.

5,833,333 Shares

[LOGO]

HARKEN ENERGY CORPORATION

PROSPECTUS

                    , 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14 Other Expenses of Issuance and Distribution.

The table below sets forth the expenses to be incurred by us in connection with the issuance and distribution of the shares registered for offer and sale hereby, other than underwriting discounts and commissions. All amounts shown represent estimates except the Securities Act registration fee.

Registration fee under the Securities Act	$500
Accountants’ fees and expenses	10,000
Legal fees and expenses	10,000
Miscellaneous	4,500
Total	$25,000

Item 15 Indemnification of Directors and Officers.

Under Section 145 of the General Corporation Law of the State of Delaware (“Delaware Law”), a Delaware corporation may indemnify its directors, officers, employees and agents against expenses (including attorneys fees), judgments, fines and settlements in nonderivative suits, actually and reasonably incurred by them in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. Delaware law, however, provides that such person must have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. Section 145 further provides that in connection with the defense or settlement of any action by or in the right of the corporation, a Delaware corporation may indemnify its directors and officers against expenses actually and reasonably incurred by them if, in connection with the matters in issue, they acted in good faith, in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made with respect to any claim, issue or matter as to which such person has been adjudged liable for negligence or misconduct unless the Court of Chancery or the court in which such action or suit is brought approves such indemnification. Section 145 further permits a Delaware corporation to grant its directors and officers additional rights of indemnification through bylaw provisions and otherwise, and to purchase indemnity insurance on behalf of its directors and officers. Indemnification is mandatory to the extent a claim, issue or matter has been successfully defended.

Article Ten of our certificate of incorporation and Article VII of our bylaws provide, in general, that we shall indemnify our directors and officers under certain of the circumstances defined in Section 145. We have entered into agreements with each member of our board of directors pursuant to which it will advance to each director costs of litigation in accordance with the indemnification provisions of our Certificate of Incorporation and bylaws.

Item 16. Exhibits.

Exhibit

3.1	Certificate of Incorporation of Harken Energy Corporation (filed as Exhibit 3.1 to Harken’s Current Report on Form 8-K dated February 13, 2003, File No. 1-10262, and incorporated by reference herein).

3.2	Certificate of Amendment to Certificate of Incorporation of Harken Energy Corporation (filed as Exhibit 3.2 to Harken’s Current Report on Form 8-K dated February 13, 2003, File No. 1-10262, and incorporated by reference herein).

3.3	Certificate of Amendment to Certificate of Incorporation of Harken Energy Corporation (filed as Exhibit 3.3 to Harken’s Current Report on Form 8-K dated February 13, 2003, File No. 1-10262, and incorporated by reference herein).

3.4	Certificate of Amendment to Certificate of Incorporation of Harken Energy Corporation (filed as Exhibit 3.4 to Harken’s Current Report on Form 8-K dated February 13, 2003, File No. 1-10262, and incorporated by reference herein).

3.5	Certificate of Amendment to Certificate of Incorporation of Harken Energy Corporation (filed as Exhibit 3.5 to Harken’s Current Report on Form 8-K dated February 13, 2003, File No. 1-10262, and incorporated by reference herein).

3.6	Certificate of Amendment to Certificate of Incorporation of Harken Energy Corporation (filed as Exhibit 3.6 to Harken’s Current Report on Form 8-K dated February 13, 2003, File No. 1-10262, and incorporated by reference herein).

3.7	Amended and Restated Bylaws of Harken Energy Corporation (filed as Exhibit 3.7 to Harken’s Annual Report on
Form 10-K for fiscal year ended December 31, 2002, File No. 1-10262, and incorporated by reference herein).

4.1	Form of certificate representing shares of Harken common stock, par value $.01 per share (filed as Exhibit 1 to Harken’s Registration Statement on Form 8-A, File No. 1-10262, filed with the SEC on June 1, 1989 and incorporated by reference herein).

4.2	Rights Agreement, dated as of April 6, 1998, by and between Harken Energy Corporation and ChaseMellon Shareholder Services L.L.C., as Rights Agent (filed as Exhibit 4 to Harken’s Current Report on Form 8-K dated April 7, 1998, file
No. 1-10262, and incorporated by reference herein).

4.3	Amendment to Rights Agreement by and between Harken Energy Corporation and American Stock Transfer and Trust Company (successor to Mellon Investor Services LLC, (formerly known as ChaseMellon Shareholder Services L.L.C.), as Rights Agent, dated June 18, 2002 (filed as Exhibit 4.11 to Harken’s Quarterly Report on Form 10-Q for the period ended September 30, 2002, File No. 1-10262, and incorporated by reference herein).

4.4	Amendment to Rights Agreement by and between Harken Energy Corporation and American Stock Transfer and Trust Company (successor to Mellon Investor Services LLC, (formerly known as ChaseMellon Shareholder Services L.L.C.), as Rights Agent, dated August 27, 2002 (filed as Exhibit 4.12 to Harken’s Quarterly Report on Form 10-Q for the period ended September 30, 2002, File No. 1-10262, and incorporated by reference herein).

4.5	Amendment to Rights Agreement by and between Harken Energy Corporation and American Stock Transfer and Trust Company, successor to Mellon Investor Services LLC (formerly known as ChaseMellon Shareholder Services L.L.C.), as Rights Agent, dated August 27, 2002. (Filed as Exhibit 4.1 to Harken’s Current Report on Form 8-K dated April 25, 2003, File No. 1-10262, and incorporated by reference herein).

4.6	Amendment to Rights Agreement by and between Harken Energy Corporation and American Stock Transfer and Trust Company, successor to Mellon Investor Services LLC (formerly known as ChaseMellon Shareholder Services L.L.C.), as Rights Agent, dated March 11, 2003. (Filed as Exhibit 4.2 to Harken’s Current Report on Form 8-K dated April 25, 2003, File No. 1-10262, and incorporated by reference herein).

4.7	Amendment to Rights Agreement by and between Harken Energy Corporation and American Stock Transfer and Trust Company, successor to Mellon Investor Services LLC (formerly known as ChaseMellon Shareholder Services L.L.C.), as Rights Agent, dated March 25, 2003, (filed as Exhibit 4.3 to Harken’s Current Report on Form 8-K dated April 25, 2003, File No. 1-10262, and incorporated by reference herein).

4.8	Amendment to Rights Agreement by and between Harken Energy Corporation and American Stock Transfer and Trust Company, successor to Mellon Investor Services LLC (formerly known as ChaseMellon Shareholder Services L.L.C.), as Rights Agent, dated April 21, 2003, filed as Exhibit 4.4 to Harken’s Current Report on Form 8-K dated April 25, 2003, File No. 1-10262, and incorporated by reference herein).

4.9	Certificate of Designations of Series E Junior Participating Preferred Stock (filed as Exhibit A to Exhibit 4 to Harken’s Current Report on Form 8-K dated April 7, 1998, file No. 1-10262, and incorporated by reference herein).

4.10	Certificate of Increase of Series E Junior Participating Preferred Stock of Harken Energy Corporation (filed as Exhibit 4.6 to Harken’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, File No. 1-10262, and incorporated by reference herein).

4.11	Certificate of Designations of Series G1 Convertible Preferred Stock (filed as Exhibit 3.7 to Harken’s Current Report on Form 8-K dated February 13, 2003, File No. 1-10262, and incorporated by reference herein).

4.12	Certificate of Increase of Series G1 Convertible Preferred Stock of Harken Energy Corporation (filed as Exhibit 3.8 to Harken’s Current Report on Form 8-K dated February 13, 2003, File No. 1-10262, and incorporated by reference herein).

4.13	Certificate of Designations of Series G2 Convertible Preferred Stock (filed as Exhibit 4.10 to Harken’s Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2001, File No. 1-10262, and incorporated by reference herein).

4.14	Certificate of Designations of Series G3 Convertible Preferred Stock (filed as Exhibit 10.52 to Harken’s Quarterly Report on Form 10-Q for the period ended June 30, 2003, File No. 1-10262, and incorporated by reference herein).

*4.15	Certificate of Designations of Series G4 Convertible Preferred Stock.

*4.16	Subscription Agreement dated as of April 27, 2004 between Harken Energy Corporation and Alexandria Global Master Fund Ltd. (filed as Exhibit 99.1 to Harken’s Current Report on Form 8-K dated April 29, 2004, File No. 1-10262, and incorporated by reference herein).

*5.1	Opinion of McGuireWoods LLP.

10.1	Seventh Amendment and Restatement of Harken’s Amended Stock Option Plan (filed as Exhibit 10.1 to Harken’s Annual Report on Form 10-K for the fiscal year ended December 31, 1991, File No. 1-10262, and incorporated by reference herein).

10.2	Amended and Restated Non-Qualified Incentive Stock Option Plan of Harken adopted by Harken’s stockholders on February 18, 1991 (filed as Exhibit 10.2 to Harken’s Annual Report on Form 10-K for the fiscal year ended December 31, 1991, File No. 1-10262, and incorporated by reference herein).

10.3	Form of Advancement Agreement dated September 13, 1990, between Harken and each director of Harken (filed as Exhibit 10.38 to Harken’s Annual Report on Form 10-K for the fiscal year ended December 31, 1989, File No. 1-10262, and incorporated by reference herein).

10.4	Harken Energy Corporation’s 1993 Stock Option and Restricted Stock Plan (filed as Exhibit 4.3 to Harken’s Registration Statement on Form S-8, filed with the SEC on September 23, 1993, and incorporated by reference herein).

10.5	First Amendment to Harken Energy Corporation’s 1993 Stock Option and Restricted Stock Plan (filed as an Exhibit 4.4 to Harken’s Registration Statement on S-8, filed with the SEC on July 22, 1996 and incorporated by reference herein).

10.6	Harken Energy Corporation’s Directors Stock Option Plan (filed as Exhibit 4.3 to Harken’s Registration Statement on Form S-8, and incorporated herein by reference).

10.7	Association Contract (Bolivar) by and between Harken de Colombia, Ltd. and Empresa Colombia de Petroleos (filed as Exhibit 10.4 to Harken’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1996, and incorporated herein by reference).

10.8	Harken Energy Corporation 1996 Incentive and Nonstatutory Stock Option Plan (filed as Exhibit 10.1 to Harken’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1996, and incorporated herein by reference).

10.9	Amendment No. 1 to Harken Energy Corporation 1996 Incentive and Nonstatutory Stock Option Plan (filed as Exhibit 4.5 to Harken’s Registration Statement on Form S-8, filed with the SEC on August 19, 1997 and incorporated by reference herein).

10.10	Amendment No. 2 to Harken Energy Corporation 1996 Incentive and Nonstatutory Stock Option Plan (filed as Exhibit 4.6 to Harken’s Registration Statement on Form S-8, filed with the SEC on August 19, 1997 and incorporated by reference herein).

10.11	Association Contract (Alcaravan) dated as of December 13, 1992, but effective as of February 13, 1993, by and between Empresa Colombia de Petroleos (filed as Exhibit 10.1 to Harken’s Annual Report on Form 10-K for the fiscal year ended December 31, 1992, File No. 1-10262, and incorporated herein by reference).

10.12	Association Contract (Bocachico) dated as of January 1994, but effective as of April 1994, by and between Harken de Colombia, Ltd. and Empresa Colombia de Petroleos (filed as Exhibit 10.1 to Harken’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1994, File No. 1-10262, and incorporated herein by reference

10.13	Trust Indenture dated May 26, 1998, by and between Harken and Marine Midland Bank plc (filed as Exhibit 10.1 to Harken’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1998, File No. 1-10262, and incorporated herein by reference).

10.14

Harken Energy Corporation 5% Convertible Notes Due 2003 in the principal sum of $6,803,679.26, dated December 30, 1999 (filed as Exhibit 10.21 to Harken’s Quarterly Report on Form 10-Q for the period ended June 30, 2002, File No.

1-10262, and incorporated by reference herein).

10.15	Credit Agreement, dated December 6, 2002, by and between Harken Exploration Company, XPLOR Energy, Inc., Harken Energy West Texas, Inc., South Coast Exploration Co., XPLOR Energy SPV-1, Inc., Harken Gulf Exploration Company and Guaranty Bank, FSB (filed as Exhibit 10.1 to Harken’s Current Report on Form 8-K dated December 6, 2002, File No. 1-10262, and incorporated by reference herein).

10.16	Guaranty Agreement, dated December 6, 2002, by and between Harken Energy Corporation and Guaranty Bank, FSB (filed as Exhibit 10.2 to Harken’s Current Report on Form 8-K dated December 6, 2002, File No. 1-10262, and incorporated by reference herein).

10.17	Association Contract (Cajaro) dated as of December 2001, but effective as of February 2002, by and between Harken de Colombia, Ltd. and Empresa Colombia de Petroleos (filed as Exhibit 10.14 to Harken’s Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2001, File No. 1-10262, and incorporated by reference herein).

10.18	Purchase and Sale Agreement dated January 31, 2002 between Republic Resources, Inc. and Harken Energy Corporation (filed as Exhibit 10.15 to Harken’s Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2001, File No. 1-10262, and incorporated by reference herein).

10.19	Standby Purchase Agreement between Harken Energy Corporation and Lyford Investments Enterprises Ltd. dated September 6, 2002 (filed as Exhibit 99.9 to Harken’s Registration Statement on Form S-3, filed with SEC on September 13, 2002, File No. 333-99579, and incorporated by reference herein).

10.20	Amendment No. 1 to Standby Purchase Agreement of September 6, 2002 between Harken Energy Corporation and Lyford Investments Enterprises Ltd., dated November 22, 2002 (filed as Exhibit 99.10 to Harken’s Amendment No. 1 to Registration Statement on Form S-3, filed with the SEC on December 24, 2002 , File No. 333-99579, and incorporated by reference herein).

10.21	Loan Agreement dated July 15, 2002 between Harken Energy Corporation and Lyford Investments Enterprises Ltd. (filed as Exhibit 10.18 to Harken’s Quarterly Report on Form 10-Q for the period ended June 30, 2002, File No. 1-10262, and incorporated by reference herein).

10.22	First Amendment to Loan Agreement between Harken Energy Corporation and Lyford Investments Enterprises Ltd., dated August 29, 2002 (filed as Exhibit 10.2 to Harken’s Quarterly Report on Form 10-Q for the period ended September 30, 2002, File No. 1-10262, and incorporated by reference herein).

10.23	Harken Energy Corporation 7% Senior Convertible Notes Due 2007 in the principal sum of $2,025,000, dated June 18, 2002 (filed as Exhibit 10.19 to Harken’s Quarterly Report on Form 10-Q for the period ended June 30, 2002, File
No. 1-10262, and incorporated by reference herein).

10.24	Harken Energy Corporation 7% Senior Convertible Notes Due 2007 in the principal sum of $2,025,000, dated June 19, 2002 (filed as Exhibit 10.20 to Harken’s Quarterly Report on Form 10-Q for the period ended June 30, 2002, File
No. 1-10262, and incorporated by reference herein).

10.25	Harken Energy Corporation 7% Senior Convertible Notes Due 2007, Series A, in the principal sum of $2,210,000, dated August 13, 2002 (filed as Exhibit 10.3 to Harken’s Quarterly Report on Form 10-Q for the period ended September 30, 2002, File No. 1-10262, and incorporated by reference herein).

10.26	Harken Energy Corporation 7% Senior Convertible Notes Due 2007, Series B, in the principal sum of $1,152,000, dated August 30, 2002 (filed as Exhibit 10.4 to Harken’s Quarterly Report on Form 10-Q for the period ended September 30, 2002, File No. 1-10262, and incorporated by reference herein).

10.27	Harken Energy Corporation 7% Senior Convertible Notes Due 2007, Series C, in the principal sum of $2,000,000, dated October 9, 2002 (filed as Exhibit 10.5 to Harken’s Quarterly Report on Form 10-Q for the period ended September 30, 2002, File No. 1-10262, and incorporated by reference herein).

10.28	Harken Energy Corporation 7% Senior Convertible Notes Due 2007, Series D, in the principal sum of $2,070,000, dated October 30, 2002 (filed as Exhibit 10.6 to Harken’s Quarterly Report on Form 10-Q for the period ended September 30, 2002, File No. 1-10262, and incorporated by reference herein).

10.29	Option Agreement between Harken Energy Corporation, The Liverpool Limited Partnership and Elliot International LP, dated February 13, 2003 (filed as Exhibit 10.1 to Harken’s Current Report on Form 8-K dated February 13, 2003, File
No. 1-10262, and incorporated by reference herein).

10.30	7% Senior Convertible Note due 2006, Series A by Harken Energy Corporation payable to The Liverpool Limited Partnership in the principal amount of $720,000.00, dated February 13, 2003 (filed as Exhibit 10.2 to Harken’s Current Report on Form 8-K dated February 13, 2003, File No. 1-10262, and incorporated by reference herein).

10.31	7% Senior Convertible Note due 2006, Series A by Harken Energy Corporation payable to Elliot International LP in the principal amount of $880,000.00, dated February 13, 2003 (filed as Exhibit 10.3 to Harken’s Current Report on Form 8-K dated February 13, 2003, File No. 1-10262, and incorporated by reference herein).

10.32	7% Senior Convertible Note due 2007, Series E by Harken Energy Corporation payable to the Bank of New York Depository in the principal amount of $1,420,000.00, dated January 28, 2003 (filed as Exhibit 10.4 to Harken’s Current Report on Form 8-K dated February 13, 2003, File No. 1-10262, and incorporated by reference herein).

10.33	7% Senior Convertible Note due 2007, Series G by Harken Energy Corporation payable to Waverley Investments Limited in the principal amount of $3,410,000, dated March 18, 2003 (filed as Exhibit 10.1 to Harken’s Current Report on
Form 8-K dated March 18, 2003, File No. 1-10262, and incorporated by reference herein).

10.34	Promissory note by Harken Energy Corporation payable to Waverley Investments Limited in the principal amount of $1,705,000, dated March 18, 2003 (filed as Exhibit 10.2 to Harken’s Current Report on Form 8-K dated March 18, 2003, File No. 1-10262, and incorporated by reference herein).

10.35	Option Agreement between Harken Energy Corporation and HBK Master Fund L.P. dated March 18, 2003 (filed as Exhibit 10-35 to Harken’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, File No. 1-10262, and incorporated herein by reference).

10.36	Executive Service Agreement by and between Harken Energy Corporation and A. Wayne Hennecke (filed as Exhibit 10.7 to Harken’s Quarterly Report on Form 10-Q for the period ended September 30, 2002, File No. 1-10262, and incorporated by reference herein).

10.37	Severance Agreement dated June, 2002 by and between Harken Energy Corporation and Anna M. Williams (filed as Exhibit 10.8 to Harken’s Quarterly Report on Form 10-Q for the period ended September 30, 2002, File No. 1-10262, and incorporated by reference herein).

10.38	Severance Agreement dated June, 2002 by and between Harken Energy Corporation and Bruce N. Huff (filed as Exhibit 10.9 to Harken’s Quarterly Report on Form 10-Q for the period ended September 30, 2002, File No. 1-10262, and incorporated by reference herein).

10.39	Severance Agreement dated June, 2002 by and between Harken Energy Corporation and Jim Denny (filed as Exhibit 10.10 to Harken’s Quarterly Report on Form 10-Q for the period ended September 30, 2002, File No. 1-10262, and incorporated by reference herein).

10.40	Severance Agreement dated June, 2002 by and between Harken Energy Corporation and Rich Cottle (filed as Exhibit 10.11 to Harken’s Quarterly Report on Form 10-Q for the period ended September 30, 2002, File No. 1-10262, and incorporated by reference herein).

10.41	Severance Agreement dated June, 2002 by and between Harken Energy Corporation and Jorge Delgado, Jr. (filed as Exhibit 10.12 to Harken’s Quarterly Report on Form 10-Q for the period ended September 30, 2002, File No. 1-10262, and incorporated by reference herein).

10.42	Agreement regarding Compensation In the Event of a Change In Control dated February 1, 2000, effective as of December 30, 1999 by and between Harken Energy Corporation and Mikel D. Faulkner (filed as Exhibit 10.13 to Harken’s Quarterly Report on Form 10-Q for the period ended September 30, 2002, File No. 1-10262, and incorporated by reference herein).

10.43	Amended and Restated Agreement regarding Compensation In the Event of a Change In Control dated April 2, 2001, effective as of December 30, 1999 by and between Harken Energy Corporation and Mikel D. Faulkner (filed as Exhibit 10.14 to Harken’s Quarterly Report on Form 10-Q for the period ended September 30, 2002, File No. 1-10262, and incorporated by reference herein).

10.44	Waiver of Change in Control Payment, dated December 10, 2002, by and between Mikel D. Faulkner and Harken Energy Corporation (filed as Exhibit 10.1 to Harken’s Current Report on Form 8-K dated December 10, 2002, File No. 1-10262, and incorporated by reference herein).

10.45

Waiver of Change in Control Payment, dated February 10, 2003, by and between Mikel D.

Faulkner and Harken Energy Corporation (filed as Exhibit 10.45 to Harken’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, File No. 1-10262, and incorporated by reference herein).

10.46	Waiver of Change in Control Payment, dated March 5, 2003, by and between Mikel D. Faulkner and Harken Energy Corporation filed as Exhibit 10-46 to Harken’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, File No. 1-10262, and incorporated by reference herein).

10.47	Amended Severance Agreement dated April 2003 by and between Harken Energy Corporation and Anna M. Williams (filed as Exhibit 10.47 to Harken’s Quarterly Report on Form 10-Q for the period ended September 30, 2003, File
No. 1-10262, and incorporated by reference herein).

10.48	Amendment to Severance Agreement dated April 2003 by and between Harken Energy Corporation and Jim Denny (filed as Exhibit 10.48 to Harken’s Quarterly Report on Form 10-Q for the period ended September 30, 2003, File No. 1-10262, and incorporated by reference herein).

10.49	7% Senior Convertible Note due 2007, Series F by Harken Energy Corporation payable to Bank of New York Depository in the principal amount of $720,000 dated May 23, 2003 (filed as Exhibit 10.49 to Harken’s Quarterly Report on
Form 10-Q for the period ended June 30, 2003, File No. 1-10262, and incorporated by reference herein).

10.50	Increasing Rate Senior Secured Notes due 2008 by Harken Energy Corporation payable to certain respective parties in the principal amount of $2,020,000 dated May 26, 2003 (filed as Exhibit 10.50 to Harken’s Quarterly Report on
Form 10-Q for the period ended June 30, 2003, File No. 1-10262, and incorporated by reference herein).

10.51	Promissory Notes by Harken Energy Corporation payable to certain respective parties in the aggregate principal amount of $1,390,500 dated May 26, 2003 (filed as Exhibit 10.51 to Harken’s Quarterly Report on Form 10-Q for the period ended June 30, 2003, File No. 1-10262, and incorporated by reference herein).

10.52	Severance Agreement dated July 2003 by and between Harken Energy Corporation and Elmer A. Johnston (filed as Exhibit 10.53 to Harken’s Quarterly Report on Form 10-Q for the period ended June 30, 2003, File No. 1-10262, and incorporated by reference herein).

10.53	Severance Agreement dated July 2003 by and between Harken Energy Corporation and Rodger L. Ehrlish (filed as Exhibit 10.54 to Harken’s Quarterly Report on Form 10-Q for the period ended June 30, 2003, File No. 1-10262, and incorporated by reference herein).

10.54	4.25% Senior Convertible Notes due 2008 in the principal amount of $1,000,000 and $4,000,000 (filed as Exhibit 10.55 to Harken’s Annual Report on Form 10-K for the period ended December 31, 2003, File No. 1-10262, and incorporated by reference herein).

16.1	Letter from Arthur Andersen LLP pursuant to Item 304(a)(3) of Regulation S-K (field as Exhibit 16.1 in Harken’s current report on Form 8-K, filed on September 5, 2001, File No. 1-10262, and incorporated by reference herein).

16.2	Letter from Ernst and Young LLP pursuant to Item 304(a)(3) of Regulation S-K (field as Exhibit 16.1 in Harken’s current report on Form 8-K, filed on June 25, 2003, File No. 1-10262, and incorporated by reference herein).

*23.1	Consent of Independent Auditors – Ernst & Young LLP

**23.2	Consent of Independent Auditors – BDO Seidman, LLP

*23.3	Consent of Netherland, Sewell & Associates, Inc. (Independent Reserve Engineers)

*23.4	Consent of Ryder Scott Company (Independent Reserve Engineers)

*23.5	Consent of McGuireWoods LLP (contained in Exhibit 5.1)

*24	Powers of Attorney (included in signature page)

*	Previously filed.
**	As amended from previous filing.

Item 17. Undertakings.

The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) For purposes of determining any liability under the Securities Act of 1933, each filing of each such registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of each registrant pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each registrant agrees that it will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(6)

(i)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by such registrant pursuant to Rule

424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, Harken Energy Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 21, 2004.

HARKEN ENERGY CORPORATION

/s/ Mikel D. Faulkner

By: Mikel D. Faulkner Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 21, 2004.

Name	Title

/s/ Mikel D. Faulkner Mikel D. Faulkner	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Anna M. Williams Anna M. Williams	Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

* Alan G. Quasha	Chairman of the Board of Directors and Director

Name	Title

* Michael M. Ameen, Jr.	Director

* Dr. J. William Petty	Director

* H. A. Smith	Director

*By:	/s/ Anna M. Williams

Anna M. Williams Attorney-in-Fact

Exhibit Index

Exhibit

3.1	Certificate of Incorporation of Harken Energy Corporation (filed as Exhibit 3.1 to Harken’s Current Report on Form 8-K dated February 13, 2003, File No. 1-10262, and incorporated by reference herein).

3.2	Certificate of Amendment to Certificate of Incorporation of Harken Energy Corporation (filed as Exhibit 3.2 to Harken’s Current Report on Form 8-K dated February 13, 2003, File No. 1-10262, and incorporated by reference herein).

3.3	Certificate of Amendment to Certificate of Incorporation of Harken Energy Corporation (filed as Exhibit 3.3 to Harken’s Current Report on Form 8-K dated February 13, 2003, File No. 1-10262, and incorporated by reference herein).

3.4	Certificate of Amendment to Certificate of Incorporation of Harken Energy Corporation (filed as Exhibit 3.4 to Harken’s Current Report on Form 8-K dated February 13, 2003, File No. 1-10262, and incorporated by reference herein).

3.5	Certificate of Amendment to Certificate of Incorporation of Harken Energy Corporation (filed as Exhibit 3.5 to Harken’s Current Report on Form 8-K dated February 13, 2003, File No. 1-10262, and incorporated by reference herein).

3.6	Certificate of Amendment to Certificate of Incorporation of Harken Energy Corporation (filed as Exhibit 3.6 to Harken’s Current Report on Form 8-K dated February 13, 2003, File No. 1-10262, and incorporated by reference herein).

3.7	Amended and Restated Bylaws of Harken Energy Corporation (filed as Exhibit 3.7 to Harken’s Annual Report on
Form 10-K for fiscal year ended December 31, 2002, File No. 1-10262, and incorporated by reference herein).

4.1	Form of certificate representing shares of Harken common stock, par value $.01 per share (filed as Exhibit 1 to Harken’s Registration Statement on Form 8-A, File No. 1-10262, filed with the SEC on June 1, 1989 and incorporated by reference herein).

4.2	Rights Agreement, dated as of April 6, 1998, by and between Harken Energy Corporation and ChaseMellon Shareholder Services L.L.C., as Rights Agent (filed as Exhibit 4 to Harken’s Current Report on Form 8-K dated April 7, 1998, file
No. 1-10262, and incorporated by reference herein).

4.3	Amendment to Rights Agreement by and between Harken Energy Corporation and American Stock Transfer and Trust Company (successor to Mellon Investor Services LLC, (formerly known as ChaseMellon Shareholder Services L.L.C.), as Rights Agent, dated June 18, 2002 (filed as Exhibit 4.11 to Harken’s Quarterly Report on Form 10-Q for the period ended September 30, 2002, File No. 1-10262, and incorporated by reference herein).

4.4	Amendment to Rights Agreement by and between Harken Energy Corporation and American Stock Transfer and Trust Company (successor to Mellon Investor Services LLC, (formerly known as ChaseMellon Shareholder Services L.L.C.), as Rights Agent, dated August 27, 2002 (filed as Exhibit 4.12 to Harken’s Quarterly Report on Form 10-Q for the period ended September 30, 2002, File No. 1-10262, and incorporated by reference herein).

4.5	Amendment to Rights Agreement by and between Harken Energy Corporation and American Stock Transfer and Trust Company, successor to Mellon Investor Services LLC (formerly known as ChaseMellon Shareholder Services L.L.C.), as Rights Agent, dated August 27, 2002. (Filed as Exhibit 4.1 to Harken’s Current Report on Form 8-K dated April 25, 2003, File No. 1-10262, and incorporated by reference herein).

4.6	Amendment to Rights Agreement by and between Harken Energy Corporation and American Stock Transfer and Trust Company, successor to Mellon Investor Services LLC (formerly known as ChaseMellon Shareholder Services L.L.C.), as Rights Agent, dated March 11, 2003. (Filed as Exhibit 4.2 to Harken’s Current Report on Form 8-K dated April 25, 2003, File No. 1-10262, and incorporated by reference herein).

4.7	Amendment to Rights Agreement by and between Harken Energy Corporation and American Stock Transfer and Trust Company, successor to Mellon Investor Services LLC (formerly known as ChaseMellon Shareholder Services L.L.C.), as Rights Agent, dated March 25, 2003, (filed as Exhibit 4.3 to Harken’s Current Report on Form 8-K dated April 25, 2003, File No. 1-10262, and incorporated by reference herein).

4.8	Amendment to Rights Agreement by and between Harken Energy Corporation and American Stock Transfer and Trust Company, successor to Mellon Investor Services LLC (formerly known as ChaseMellon Shareholder Services L.L.C.), as Rights Agent, dated April 21, 2003, filed as Exhibit 4.4 to Harken’s Current Report on Form 8-K dated April 25, 2003, File No. 1-10262, and incorporated by reference herein).

4.9	Certificate of Designations of Series E Junior Participating Preferred Stock (filed as Exhibit A to Exhibit 4 to Harken’s Current Report on Form 8-K dated April 7, 1998, file No. 1-10262, and incorporated by reference herein).

4.10	Certificate of Increase of Series E Junior Participating Preferred Stock of Harken Energy Corporation (filed as Exhibit 4.6 to Harken’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, File No. 1-10262, and incorporated by reference herein).

4.11	Certificate of Designations of Series G1 Convertible Preferred Stock (filed as Exhibit 3.7 to Harken’s Current Report on Form 8-K dated February 13, 2003, File No. 1-10262, and incorporated by reference herein).

4.12	Certificate of Increase of Series G1 Convertible Preferred Stock of Harken Energy Corporation (filed as Exhibit 3.8 to Harken’s Current Report on Form 8-K dated February 13, 2003, File No. 1-10262, and incorporated by reference herein).

4.13	Certificate of Designations of Series G2 Convertible Preferred Stock (filed as Exhibit 4.10 to Harken’s Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2001, File No. 1-10262, and incorporated by reference herein).

4.14	Certificate of Designations of Series G3 Convertible Preferred Stock (filed as Exhibit 10.52 to Harken’s Quarterly Report on Form 10-Q for the period ended June 30, 2003, File No. 1-10262, and incorporated by reference herein).

*4.15	Certificate of Designations of Series G4 Convertible Preferred Stock.

4.16	Subscription Agreement dated as of April 27, 2004 between Harken Energy Corporation and Alexandra Global Master Fund Ltd. (filed as Exhibit 99.1 to Harken’s Current Report on Form 8-K dated April 29, 2004, File No. 1-10262, and incorporated by reference herein).

*5.1	Opinion of McGuireWoods LLP

10.2	Amended and Restated Non-Qualified Incentive Stock Option Plan of Harken adopted by Harken’s stockholders on February 18, 1991 (filed as Exhibit 10.2 to Harken’s Annual Report on Form 10-K for the fiscal year ended December 31, 1991, File No. 1-10262, and incorporated by reference herein).

10.3	Form of Advancement Agreement dated September 13, 1990, between Harken and each director of Harken (filed as Exhibit 10.38 to Harken’s Annual Report on Form 10-K for the fiscal year ended December 31, 1989, File No. 1-10262, and incorporated by reference herein).

10.4	Harken Energy Corporation’s 1993 Stock Option and Restricted Stock Plan (filed as Exhibit 4.3 to Harken’s Registration Statement on Form S-8, filed with the SEC on September 23, 1993, and incorporated by reference herein).

10.5	First Amendment to Harken Energy Corporation’s 1993 Stock Option and Restricted Stock Plan (filed as an Exhibit 4.4 to Harken’s Registration Statement on S-8, filed with the SEC on July 22, 1996 and incorporated by reference herein).

10.6	Harken Energy Corporation’s Directors Stock Option Plan (filed as Exhibit 4.3 to Harken’s Registration Statement on Form S-8, and incorporated herein by reference).

10.7	Association Contract (Bolivar) by and between Harken de Colombia, Ltd. and Empresa Colombia de Petroleos (filed as Exhibit 10.4 to Harken’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1996, and incorporated herein by reference).

10.8	Harken Energy Corporation 1996 Incentive and Nonstatutory Stock Option Plan (filed as Exhibit 10.1 to Harken’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1996, and incorporated herein by reference).

10.9	Amendment No. 1 to Harken Energy Corporation 1996 Incentive and Nonstatutory Stock Option Plan (filed as Exhibit 4.5 to Harken’s Registration Statement on Form S-8, filed with the SEC on August 19, 1997 and incorporated by reference herein).

10.10	Amendment No. 2 to Harken Energy Corporation 1996 Incentive and Nonstatutory Stock Option Plan (filed as Exhibit 4.6 to Harken’s Registration Statement on Form S-8, filed with the SEC on August 19, 1997 and incorporated by reference herein).

10.11	Association Contract (Alcaravan) dated as of December 13, 1992, but effective as of February 13, 1993, by and between Empresa Colombia de Petroleos (filed as Exhibit 10.1 to Harken’s Annual Report on Form 10-K for the fiscal year ended December 31, 1992, File No. 1-10262, and incorporated herein by reference).

10.12	Association Contract (Bocachico) dated as of January 1994, but effective as of April 1994, by and between Harken de Colombia, Ltd. and Empresa Colombia de Petroleos (filed as Exhibit 10.1 to Harken’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1994, File No. 1-10262, and incorporated herein by reference).

10.13	Trust Indenture dated May 26, 1998, by and between Harken and Marine Midland Bank plc (filed as Exhibit 10.1 to Harken’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1998, File No. 1-10262, and incorporated herein by reference).

10.14

Harken Energy Corporation 5% Convertible Notes Due 2003 in the principal sum of $6,803,679.26, dated December 30, 1999 (filed as Exhibit 10.21 to Harken’s Quarterly Report on Form 10-Q for the period ended June 30, 2002, File No.

1-10262, and incorporated by reference herein).

10.15	Credit Agreement, dated December 6, 2002, by and between Harken Exploration Company, XPLOR Energy, Inc., Harken Energy West Texas, Inc., South Coast Exploration Co., XPLOR Energy SPV-1, Inc., Harken Gulf Exploration Company and Guaranty Bank, FSB (filed as Exhibit 10.1 to Harken’s Current Report on Form 8-K dated December 6, 2002, File No. 1-10262, and incorporated by reference herein).

10.16	Guaranty Agreement, dated December 6, 2002, by and between Harken Energy Corporation and Guaranty Bank, FSB (filed as Exhibit 10.2 to Harken’s Current Report on Form 8-K dated December 6, 2002, File No. 1-10262, and incorporated by reference herein).

10.17	Association Contract (Cajaro) dated as of December 2001, but effective as of February 2002, by and between Harken de Colombia, Ltd. and Empresa Colombia de Petroleos (filed as Exhibit 10.14 to Harken’s Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2001, File No. 1-10262, and incorporated by reference herein).

10.18	Purchase and Sale Agreement dated January 31, 2002 between Republic Resources, Inc. and Harken Energy Corporation (filed as Exhibit 10.15 to Harken’s Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2001, File No. 1-10262, and incorporated by reference herein).

10.19	Standby Purchase Agreement between Harken Energy Corporation and Lyford Investments Enterprises Ltd. dated September 6, 2002 (filed as Exhibit 99.9 to Harken’s Registration Statement on Form S-3, filed with SEC on September 13, 2002, File No. 333-99579, and incorporated by reference herein).

10.20	Amendment No. 1 to Standby Purchase Agreement of September 6, 2002 between Harken Energy Corporation and Lyford Investments Enterprises Ltd., dated November 22, 2002 (filed as Exhibit 99.10 to Harken’s Amendment No. 1 to Registration Statement on Form S-3, filed with the SEC on December 24, 2002 , File No. 333-99579, and incorporated by reference herein).

10.21	Loan Agreement dated July 15, 2002 between Harken Energy Corporation and Lyford Investments Enterprises Ltd. (filed as Exhibit 10.18 to Harken’s Quarterly Report on Form 10-Q for the period ended June 30, 2002, File No. 1-10262, and incorporated by reference herein).

10.22	First Amendment to Loan Agreement between Harken Energy Corporation and Lyford Investments Enterprises Ltd., dated August 29, 2002 (filed as Exhibit 10.2 to Harken’s Quarterly Report on Form 10-Q for the period ended September 30, 2002, File No. 1-10262, and incorporated by reference herein).

10.23	Harken Energy Corporation 7% Senior Convertible Notes Due 2007 in the principal sum of $2,025,000, dated June 18, 2002 (filed as Exhibit 10.19 to Harken’s Quarterly Report on Form 10-Q for the period ended June 30, 2002, File
No. 1-10262, and incorporated by reference herein).

10.24	Harken Energy Corporation 7% Senior Convertible Notes Due 2007 in the principal sum of $2,025,000, dated June 19, 2002 (filed as Exhibit 10.20 to Harken’s Quarterly Report on Form 10-Q for the period ended June 30, 2002, File
No. 1-10262, and incorporated by reference herein).

10.25	Harken Energy Corporation 7% Senior Convertible Notes Due 2007, Series A, in the principal sum of $2,210,000, dated August 13, 2002 (filed as Exhibit 10.3 to Harken’s Quarterly Report on Form 10-Q for the period ended September 30, 2002, File No. 1-10262, and incorporated by reference herein).

10.26	Harken Energy Corporation 7% Senior Convertible Notes Due 2007, Series B, in the principal sum of $1,152,000, dated August 30, 2002 (filed as Exhibit 10.4 to Harken’s Quarterly Report on Form 10-Q for the period ended September 30, 2002, File No. 1-10262, and incorporated by reference herein).

10.27	Harken Energy Corporation 7% Senior Convertible Notes Due 2007, Series C, in the principal sum of $2,000,000, dated October 9, 2002 (filed as Exhibit 10.5 to Harken’s Quarterly Report on Form 10-Q for the period ended September 30, 2002, File No. 1-10262, and incorporated by reference herein).

10.28	Harken Energy Corporation 7% Senior Convertible Notes Due 2007, Series D, in the principal sum of $2,070,000, dated October 30, 2002 (filed as Exhibit 10.6 to Harken’s Quarterly Report on Form 10-Q for the period ended September 30, 2002, File No. 1-10262, and incorporated by reference herein).

10.29	Option Agreement between Harken Energy Corporation, The Liverpool Limited Partnership and Elliot International LP, dated February 13, 2003 (filed as Exhibit 10.1 to Harken’s Current Report on Form 8-K dated February 13, 2003, File
No. 1-10262, and incorporated by reference herein).

10.30	7% Senior Convertible Note due 2006, Series A by Harken Energy Corporation payable to The Liverpool Limited Partnership in the principal amount of $720,000.00, dated February 13, 2003 (filed as Exhibit 10.2 to Harken’s Current Report on Form 8-K dated February 13, 2003, File No. 1-10262, and incorporated by reference herein).

10.31	7% Senior Convertible Note due 2006, Series A by Harken Energy Corporation payable to Elliot International LP in the principal amount of $880,000.00, dated February 13, 2003 (filed as Exhibit 10.3 to Harken’s Current Report on Form 8-K dated February 13, 2003, File No. 1-10262, and incorporated by reference herein).

10.32	7% Senior Convertible Note due 2007, Series E by Harken Energy Corporation payable to the Bank of New York Depository in the principal amount of $1,420,000.00, dated January 28, 2003 (filed as Exhibit 10.4 to Harken’s Current Report on Form 8-K dated February 13, 2003, File No. 1-10262, and incorporated by reference herein).

10.33	7% Senior Convertible Note due 2007, Series G by Harken Energy Corporation payable to Waverley Investments Limited in the principal amount of $3,410,000, dated March 18, 2003 (filed as Exhibit 10.1 to Harken’s Current Report on
Form 8-K dated March 18, 2003, File No. 1-10262, and incorporated by reference herein).

10.34	Promissory note by Harken Energy Corporation payable to Waverley Investments Limited in the principal amount of $1,705,000, dated March 18, 2003 (filed as Exhibit 10.2 to Harken’s Current Report on Form 8-K dated March 18, 2003, File No. 1-10262, and incorporated by reference herein).

10.35	Option Agreement between Harken Energy Corporation and HBK Master Fund L.P. dated March 18, 2003 (filed as Exhibit 10-35 to Harken’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, File No. 1-10262, and incorporated herein by reference).

10.36	Executive Service Agreement by and between Harken Energy Corporation and A. Wayne Hennecke (filed as Exhibit 10.7 to Harken’s Quarterly Report on Form 10-Q for the period ended September 30, 2002, File No. 1-10262, and incorporated by reference herein).

10.37	Severance Agreement dated June, 2002 by and between Harken Energy Corporation and Anna M. Williams (filed as Exhibit 10.8 to Harken’s Quarterly Report on Form 10-Q for the period ended September 30, 2002, File No. 1-10262, and incorporated by reference herein).

10.38	Severance Agreement dated June, 2002 by and between Harken Energy Corporation and Bruce N. Huff (filed as Exhibit 10.9 to Harken’s Quarterly Report on Form 10-Q for the period ended September 30, 2002, File No. 1-10262, and incorporated by reference herein).

10.39	Severance Agreement dated June, 2002 by and between Harken Energy Corporation and Jim Denny (filed as Exhibit 10.10 to Harken’s Quarterly Report on Form 10-Q for the period ended September 30, 2002, File No. 1-10262, and incorporated by reference herein).

10.40	Severance Agreement dated June, 2002 by and between Harken Energy Corporation and Rich Cottle (filed as Exhibit 10.11 to Harken’s Quarterly Report on Form 10-Q for the period ended September 30, 2002, File No. 1-10262, and incorporated by reference herein).

10.41	Severance Agreement dated June, 2002 by and between Harken Energy Corporation and Jorge Delgado, Jr. (filed as Exhibit 10.12 to Harken’s Quarterly Report on Form 10-Q for the period ended September 30, 2002, File No. 1-10262, and incorporated by reference herein).

10.42	Agreement regarding Compensation In the Event of a Change In Control dated February 1, 2000, effective as of December 30, 1999 by and between Harken Energy Corporation and Mikel D. Faulkner (filed as Exhibit 10.13 to Harken’s Quarterly Report on Form 10-Q for the period ended September 30, 2002, File No. 1-10262, and incorporated by reference herein).

10.43	Amended and Restated Agreement regarding Compensation In the Event of a Change In Control dated April 2, 2001, effective as of December 30, 1999 by and between Harken Energy Corporation and Mikel D. Faulkner (filed as Exhibit 10.14 to Harken’s Quarterly Report on Form 10-Q for the period ended September 30, 2002, File No. 1-10262, and incorporated by reference herein).

10.44	Waiver of Change in Control Payment, dated December 10, 2002, by and between Mikel D. Faulkner and Harken Energy Corporation (filed as Exhibit 10.1 to Harken’s Current Report on Form 8-K dated December 10, 2002, File No. 1-10262, and incorporated by reference herein).

10.45	Waiver of Change in Control Payment, dated February 10, 2003, by and between Mikel D. Faulkner and Harken Energy Corporation (filed as Exhibit 10.45 to Harken’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, File No. 1-10262, and incorporated by reference herein).

10.46	Waiver of Change in Control Payment, dated March 5, 2003, by and between Mikel D. Faulkner and Harken Energy Corporation filed as Exhibit 10-46 to Harken’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, File No. 1-10262, and incorporated by reference herein).

10.47	Amended Severance Agreement dated April 2003 by and between Harken Energy Corporation and Anna M. Williams (filed as Exhibit 10.47 to Harken’s Quarterly Report on Form 10-Q for the period ended September 30, 2003, File
No. 1-10262, and incorporated by reference herein).

10.48	Amendment to Severance Agreement dated April 2003 by and between Harken Energy Corporation and Jim Denny (filed as Exhibit 10.48 to Harken’s Quarterly Report on Form 10-Q for the period ended September 30, 2003, File No. 1-10262, and incorporated by reference herein).

10.49	7% Senior Convertible Note due 2007, Series F by Harken Energy Corporation payable to Bank of New York Depository in the principal amount of $720,000 dated May 23, 2003 (filed as Exhibit 10.49 to Harken’s Quarterly Report on
Form 10-Q for the period ended June 30, 2003, File No. 1-10262, and incorporated by reference herein).

10.50	Increasing Rate Senior Secured Notes due 2008 by Harken Energy Corporation payable to certain respective parties in the principal amount of $2,020,000 dated May 26, 2003 (filed as Exhibit 10.50 to Harken’s Quarterly Report on Form 10-Q for the period ended June 30, 2003, File No. 1-10262, and incorporated by reference herein).

10.51	Promissory Notes by Harken Energy Corporation payable to certain respective parties in the aggregate principal amount of $1,390,500 dated May 26, 2003 (filed as Exhibit 10.51 to Harken’s Quarterly Report on Form 10-Q for the period ended June 30, 2003, File No. 1-10262, and incorporated by reference herein).

10.52	Severance Agreement dated July 2003 by and between Harken Energy Corporation and Elmer A. Johnston (filed as Exhibit 10.53 to Harken’s Quarterly Report on Form 10-Q for the period ended June 30, 2003, File No. 1-10262, and incorporated by reference herein).

10.53	Severance Agreement dated July 2003 by and between Harken Energy Corporation and Rodger L. Ehrlish (filed as Exhibit 10.54 to Harken’s Quarterly Report on Form 10-Q for the period ended June 30, 2003, File No. 1-10262, and incorporated by reference herein).

10.54	4.25% Senior Convertible Notes due 2008 in the principal amounts of $1,000,000 and $4,000,000 filed as Exhibit 10.55 to Harken’s Annual Report on Form 10-K for the period ended December 31, 2003, File No. 1-10262, and incorporated by reference herein.

16.1	Letter from Arthur Andersen LLP pursuant to Item 304(a)(3) of Regulation S-K (field as Exhibit 16.1 in Harken’s current report on Form 8-K, filed on September 5, 2001, File No. 1-10262, and incorporated by reference herein).

16.2	Letter from Ernst and Young LLP pursuant to Item 304(a)(3) of Regulation S-K (field as Exhibit 16.1 in Harken’s current report on Form 8-K, filed on June 25, 2003, File No. 1-10262, and incorporated by reference herein).

*23.1	Consent of Independent Auditors – Ernst & Young LLP

**23.2	Consent of Independent Auditors – BDO Seidman, LLP

*23.3	Consent of Netherland, Sewell & Associates, Inc. (Independent Reserve Engineers)

*23.4	Consent of Ryder Scott Company (Independent Reserve Engineers)

*23.5	Consent of McGuireWoods LLP (contained in Exhibit 5.1)

*24	Powers of Attorney (signature page)
*	Previously filed.
**	As amended from previous filing.